EXHIBIT 99.1 Revised Item 6. Selected Financial Data; Revised Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Revised Item 8. Financial Statements and Supplementary Data; Revised Item 9A. Controls and Procedures; Revised Item 15. Exhibits and Financial Statement Schedules.
ITEM 6. Selected Financial Data

	Year Ended December 31,
(In thousands)	2006	2005	2004	2003	2002
Results of Operations Information(1):
Revenue	$6,472,581	$6,033,853	$6,032,878	$5,690,873	$5,406,927
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,447,516	2,265,470	2,142,280	1,957,756	1,784,962
Selling, general and administrative expenses (excludes depreciation and amortization)	1,731,223	1,675,763	1,656,699	1,629,200	1,579,784
Depreciation and amortization	594,945	586,486	585,694	570,068	525,897
Corporate expenses (excludes depreciation and amortization)	198,322	168,475	165,248	150,667	158,390
Merger expenses	7,633	—	—	—	—
Gain on disposition of assets – net	71,689	49,978	41,862	7,413	18,900

Operating income	1,564,631	1,387,637	1,524,819	1,390,595	1,376,794
Interest expense	484,063	443,442	367,511	392,217	431,033
Gain (loss) on sale of assets related to mergers	—	—	—	—	3,991
Gain (loss) on marketable securities	2,306	(702)	46,271	678,846	(3,096)
Equity in earnings of nonconsolidated affiliates	37,845	38,338	22,285	20,669	27,140
Other income (expense) — net	(8,593)	11,016	(29,529)	20,407	5,546

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,112,126	992,847	1,196,335	1,718,300	979,342
Income tax expense	459,393	393,472	458,544	741,420	389,044
Minority interest income (expense), net of tax	(31,927)	(17,847)	(7,602)	(3,906)	1,778

Income before discontinued operations and cumulative effect of a change in accounting principle	620,806	581,528	730,189	972,974	592,076
Income from discontinued operations, net(2)	70,711	354,134	115,610	172,617	132,747

Income before cumulative effect of a change in accounting principle	691,517	935,662	845,799	1,145,591	724,823
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 and $4,324,446 in 2002 (3)	—	—	(4,883,968)	—	(16,778,526)

Net income (loss)	$691,517	$935,662	$(4,038,169)	$1,145,591	$(16,053,703)

	Year Ended December 31,
	2006	2005	2004	2003	2002
Net income (loss) per common share(1) :
Basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$1.24	$1.06	$1.23	$1.58	$.98
Discontinued operations	.14	.65	.19	.28	.22

Income before cumulative effect of a change in accounting principle	1.38	1.71	1.42	1.86	1.20
Cumulative effect of a change in accounting principle	—	—	(8.19)	—	(27.65)

Net income (loss)	$1.38	$1.71	$(6.77)	$1.86	$(26.45)

Diluted:
Income before discontinued operations and cumulative effect of a change in accounting principle	$1.24	$1.06	$1.22	$1.57	$.97
Discontinued operations	.14	.65	.19	.28	.21

Income before cumulative effect of a change in accounting principle	1.38	1.71	1.41	1.85	1.18
Cumulative effect of a change in accounting principle	—	—	(8.16)	—	(26.74)

Net income (loss)	$1.38	$1.71	$(6.75)	$1.85	$(25.56)

Dividends declared per share	$.75	$.69	$.45	$.20	$—

	As of December 31,
(In thousands)	2006	2005	2004	2003	2002
Balance Sheet Data: (1)
Current assets	$2,205,730	$2,398,294	$2,269,922	$2,185,682	$2,123,495
Property, plant and equipment – net, including discontinued operations (4)	3,236,210	3,255,649	3,328,165	3,476,900	3,496,340
Total assets	18,895,978	18,727,756	19,948,055	28,352,693	27,672,153
Current liabilities	1,663,846	2,107,313	2,184,552	1,892,719	3,010,639
Long-term debt, net of current maturities	7,326,700	6,155,363	6,941,996	6,898,722	7,357,769
Shareholders’ equity	8,042,341	8,826,462	9,488,078	15,553,939	14,210,092

(1)	Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

(2)	As of June 30, 2007, we had definitive asset purchase agreements for the sale of 374 of our radio stations and our television business. The results of operations for these radio stations and the television business, along with radio stations which were sold as of June 30, 2007, are reported as discontinued operations. In addition, we completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. Therefore, the results of operations for these businesses through December 21, 2005 are reported in discontinued operations.

(3)	We recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, as a cumulative effect of a change in accounting principle during the fourth quarter of 2004 as a result of the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill. We recorded a non-cash charge of $16.8 billion, net of deferred taxes of $4.3 billion, in 2002 as a result of the adoption of Financial Accounting Standards Statement 142, Goodwill and Other Intangible Assets.

(4)	Excludes the property, plant and equipment – net of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005.
The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
We have agreed to be acquired by a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners LLC
     On November 16, 2006, we agreed to be acquired by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The transaction is subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. For a discussion of this transaction, see Item 1 above.
We plan to sell 448 small market radio stations and all of our television stations
     On November 16, 2006 we announced plans to sell 448 radio stations located outside the top 100 U.S. media markets and all of our television stations. The sale of these assets is not contingent on the closing of the merger with the private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. Definitive asset purchase agreements were signed for 39 radio stations as of December 31, 2006.
     As of June 30, 2007, definitive asset purchase agreements were signed for our television business and 374 of our radio stations, 8 of which were not part of the announced 448 stations. These stations, along with stations which were sold as of June 30, 2007, were classified as assets held for sale in our consolidated balance sheets and as discontinued operations in our consolidated statements of operations and consolidated statements of cash flows. The closing of these radio station sales and the sale of our television business are subject to antitrust clearances, FCC approval and other customary closing conditions.
Format of Presentation
     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, which includes our national syndication business, Americas Outdoor Advertising and International Outdoor Advertising. Included in the “other” segment are television broadcasting and our media representation business, Katz Media, as well as other general support services and initiatives.
     We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Gain on disposition of assets — net, Interest expense, Gain (loss) on marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) – net, Income tax benefit (expense), Minority interest — net of tax, Discontinued operations and Cumulative effect of a change in accounting principle are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Radio Broadcasting
     Our local radio markets are run predominantly by local management teams who control the formats selected for their programming. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Our advertising rates are principally based on how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Radio advertising contracts are typically less than one year.
     Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, our discussion of the results of operations of our radio broadcasting segment focuses on the macro level indicators that management monitors to assess our radio segment’s financial condition and results of operations.
     Management looks at our radio operations’ overall revenues as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by our local radio stations’ sales staffs while national advertising is sold, for the most part, through our national representation firm.
     Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment. Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Over half of our radio revenue and divisional operating expenses comes from our 50 largest markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and keeping listeners.
     A significant portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.
Outdoor Advertising
     Our revenues are derived from selling advertising space on the displays that we own or operate in key markets worldwide, consisting primarily of billboards, street furniture displays and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.
     Our advertising rates are based on the gross rating points, or total number of impressions delivered, expressed as a percentage of a market population of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenues per display, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Because revenue-sharing and minimum guaranteed payment arrangements are more prevalent in our international operations, the margins in our international operations typically are less than the margins in our Americas operations. Also, the margins on our billboard contracts tend to be higher than for our other displays.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable we may have with the landlords. The terms of our Americas site leases generally range from 1 to 50 years. Internationally, the terms of our site lease and revenue share/ minimum guarantee contracts generally range from 3 to 15 years, but may vary across our networks.
     Our street furniture and transit display contracts, the terms of which range from 3 to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
FAS 123(R), Share-Based Payment
     We adopted FAS 123(R), Share-Based Payment, on January 1, 2006 under the modified-prospective approach which requires us to recognize employee compensation cost related to our stock option grants in the same line items as cash compensation in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were unvested at adoption. Under the modified-prospective approach, no stock option expense attributable to these options is reflected in the financial statements for 2005. The amounts recorded as share-based payments in the financial statements during 2005 relate to the expense associated with restricted stock awards. As of December 31, 2006, there was $78.4 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately three years, unless the Merger Agreement is approved, then the expense becomes recognizable at the closing of the transaction.
     The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on our stock, historical volatility on our stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. Management uses historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following table details compensation costs related to share-based payments for the year ended December 31, 2006:

(In millions)
Radio Broadcasting
Direct Operating Expenses	$11.1
SG&A	14.1
Americas Outdoor Advertising
Direct Operating Expenses	$3.4
SG&A	1.3
International Outdoor Advertising
Direct Operating Expenses	$0.9
SG&A	0.4
Other
Direct Operating Expenses	$0.7
SG&A	1.0
Corporate	$9.1
THE COMPARISON OF YEAR ENDED DECEMBER 31, 2006 TO YEAR ENDED DECEMBER 31,
2005 IS AS FOLLOWS:
Consolidated

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$6,472,581	$6,033,853	7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,447,516	2,265,470	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,731,223	1,675,763	3%
Depreciation and amortization	594,945	586,486	1%
Corporate expenses (excludes depreciation and amortization)	198,322	168,475	18%
Merger expenses	7,633	—
Gain on disposition of assets — net	71,689	49,978	43%

Operating income	1,564,631	1,387,637	13%
Interest expense	484,063	443,442
Gain (loss) on marketable securities	2,306	(702)
Equity in earnings of nonconsolidated affiliates	37,845	38,338
Other income (expense) — net	(8,593)	11,016

Income before income taxes, minority interest expense and discontinued operations	1,112,126	992,847
Income tax expense	459,393	393,472
Minority interest expense, net of tax	31,927	17,847

Income before discontinued operations	620,806	581,528
Income from discontinued operations, net	70,711	354,134

Net income	$691,517	$935,662

Revenue
     Consolidated revenue increased $438.7 million during 2006 compared to 2005. Radio contributed $184.3 million attributable to increased average rates on local and national sales. Our Americas outdoor segment’s revenue increased $125.0 million from an increase in revenue across our displays as well as the acquisition of Interspace Outdoor Advertising, or Interspace, in July 2006. Interspace contributed approximately $30.2 million to revenue in 2006. Our international outdoor segment contributed $106.7 million, of which approximately $44.9 million during the first six months of 2006 related to Clear Media Limited, or Clear Media, a Chinese outdoor advertising company. We began consolidating Clear Media in the third quarter of 2005. Increased street furniture revenues also contributed to our international revenue growth. Our 2006 revenue increased $17.4 million due to movements in foreign exchange.
Direct Operating Expenses
     Direct operating expenses increased $182.0 million for 2006 compared to 2005. Our radio broadcasting segment contributed $69.8 million primarily from increased programming expenses. Americas outdoor direct operating expenses increased $44.5 million driven by increased site lease expenses associated with the increase in revenue and the acquisition of Interspace. Interspace contributed $13.0 million to direct operating expenses in 2006. Our international outdoor segment contributed $67.1 million, of which $18.0 million during the first six months of 2006 related to our consolidation of Clear Media and the remainder was principally due to an increase in site lease expenses. Included in our direct operating expense growth in 2006 is $10.6 million from increases in foreign exchange. Share-based payments included in direct operating expenses associated with the adoption of FAS 123(R) were $17.3 million for 2006.
Selling, General and Administrative Expenses (SG&A)
     SG&A increased $55.5 million during 2006 compared 2005. Our radio broadcasting SG&A increased $44.1 million primarily as a result of an increase in salary, bonus and commission expenses in our sales department associated with the increase in revenue. SG&A increased $20.6 million in our Americas outdoor segment principally related to an increase in bonus and commission expenses associated with the increase in revenues as well as $6.2 million from our acquisition of Interspace. Our international outdoor SG&A expenses declined $13.6 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline in our international SG&A was $9.5 million from our consolidation of Clear Media. Included in our SG&A expense growth in 2006 is $3.9 million from increases in foreign exchange. Share-based payments included in SG&A associated with the adoption of FAS 123(R) were $17.8 million for 2006.
Corporate Expenses
     Corporate expenses increased $29.8 million during 2006 compared to 2005 primarily related to increases in bonus expense and share-based payments.
Merger Expenses
     In the fourth quarter of 2006, we entered into the Merger Agreement. Expenses associated with the merger were $7.6 million for the year ended December 31, 2006 and include accounting, investment banking, legal and other costs.
Gain on Disposition of Assets — net
     Gain on disposition of assets — net of $71.7 million for the year ended December 31, 2006 mostly related to $41.5 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense increased $40.6 million for the year ended December 31, 2006 over 2005 primarily due to increased interest rates. Interest on our floating rate debt, which includes our credit facility and fixed-rate debt on which we have entered into interest rate swap agreements, is influenced by changes in LIBOR. Average LIBOR for 2006 and 2005 was 5.2% and 3.6%, respectively.

Gain (Loss) on Marketable Securities
     The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and a related secured forward exchange contract associated with those securities. The loss of $0.7 million recorded in 2005 related to the change in fair value of AMT securities that were classified as trading and a related secured forward exchange contract associated with those securities.
Other Income (Expense) — Net
     Other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses while the income of $11.0 million recorded in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current tax expense increased $243.3 million in 2006 as compared to 2005. In addition to higher earnings before tax in 2006, we received approximately $204.7 million in current tax benefits in 2005 from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a 2005 current tax benefit related to an amendment on a previously filed return. Deferred tax expense decreased $177.4 million primarily related to the tax losses mentioned above that increased deferred tax expense in 2005.
Minority Interest, net of tax
     Minority interest expense increased $14.1 million during 2006 as compared to 2005 as a result of the initial public offering of 10% of our subsidiary Clear Channel Outdoor Holdings, Inc., which we completed on November 11, 2005.
Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. Therefore, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations.
     As of June 30, 2007, we had definitive asset purchase agreements for the sale of 374 of our radio stations and our television business. The results of operations for these radio stations and our television business, along with radio stations which were sold as of June 30, 2007, are reported as discontinued operations.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$3,453,287	$3,268,989	6%
Direct operating expenses	965,928	896,087	8%
Selling, general and administrative expense	1,140,437	1,096,374	4%
Depreciation and amortization	120,131	121,007	(1%)

Operating income	$1,226,791	$1,155,521	6%

     Our radio broadcasting revenue increased 6% during 2006 as compared to 2005 primarily from an increase in both local and national advertising revenues. This growth was driven by an increase in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased during 2006 as compared to 2005. The overall revenue growth was primarily focused in our top 100 media markets. Significant advertising categories contributing to the revenue growth for the year were political, services, automotive, retail and entertainment.
     Our radio broadcasting direct operating expenses increased $69.8 million during 2006 as compared to 2005. Included in direct operating expenses for 2006 were share-based payments of $11.1 million as a result of adopting FAS 123(R). Also contributing to the increase were added costs of approximately $45.2 million from programming expenses primarily related to an increase in talent expenses, music license fees, new shows and affiliations in our syndicated radio business and new distribution initiatives. Our SG&A expenses increased $44.1 million primarily as a result of approximately $12.3 million in salary, bonus and commission expenses in our sales department associated with the increase in revenue as well as $14.1 million from the adoption of FAS 123(R).
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,341,356	$1,216,382	10%
Direct operating expenses	534,365	489,826	9%
Selling, general and administrative expenses	207,326	186,749	11%
Depreciation and amortization	178,970	180,559	(1%)

Operating income	$420,695	$359,248	17%

     Our Americas revenue increased 10% during 2006 as compared to 2005 from revenue growth across our displays. We experienced rate increases on most of our inventory, with occupancy essentially unchanged during 2006 as compared to 2005. Our airport revenue increased $44.8 million primarily related to $30.2 million from our acquisition of Interspace. Revenue growth occurred across both our large and small markets including Miami, San Antonio, Sacramento, Albuquerque and Des Moines.
     Direct operating expenses increased $44.5 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $3.4 million related to the adoption of FAS 123(R). Interspace contributed $13.0 million to direct operating expenses in 2006. Our SG&A expenses increased $20.6 million in 2006 over 2005 primarily from an increase in bonus and commission expenses of $7.6 million related to the increase in revenue, $6.2 million from Interspace and $1.3 million of share-based payments related to the adoption of FAS 123(R).
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,556,365	$1,449,696	7%
Direct operating expenses	918,735	851,635	8%
Selling, general and administrative expenses	341,410	355,045	(4%)
Depreciation and amortization	228,760	220,080	4%

Operating income	$67,460	$22,936	194%

     Revenue in our international outdoor segment increased 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media which we began consolidating in the third quarter of 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenues and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenues for 2006 as compared to 2005.
     Direct operating expenses increased $67.1 million during 2006 as compared to 2005. The increase was primarily attributable to $18.0 million during the first six months of 2006 related to our consolidation of Clear Media as well as an increase of approximately $37.7 million in site lease expenses and approximately $7.7 million related to movements in foreign exchange. Also included in the increase was $0.9 million related to the adoption of FAS 123(R). Our SG&A expenses declined $13.6 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline was $9.5 million from our consolidation of Clear Media and $2.9 million from movements in foreign exchange.

Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2006	2005
Radio Broadcasting	$1,226,791	$1,155,521
Americas Outdoor Advertising	420,695	359,248
International Outdoor Advertising	67,460	22,936
Other	3,538	(12,246)
Gain on disposition of assets — net	71,689	49,978
Merger expenses	(7,633)	—
Corporate	(217,909)	(187,800)

Consolidated operating income	$1,564,631	$1,387,637

Fiscal Year 2005 Compared to Fiscal Year 2004
Consolidated

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$6,033,853	$6,032,878	0%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,265,470	2,142,280	6%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,675,763	1,656,699	1%
Depreciation and amortization	586,486	585,694	0%
Corporate expenses (excludes depreciation and amortization)	168,475	165,248	2%
Gain on disposition of assets — net	49,978	41,862	19%

Operating income	1,387,637	1,524,819	(9%)
Interest expense	443,442	367,511
Gain (loss) on marketable securities	(702)	46,271
Equity in earnings of nonconsolidated affiliates	38,338	22,285
Other income (expense) — net	11,016	(29,529)

Income before income taxes, minority interest expense, discontinued operations and cumulative effect of a change in accounting principle	992,847	1,196,335
Income tax benefit (expense)	393,472	458,544
Minority interest expense, net of tax	17,847	7,602
Income before discontinued operations and cumulative effect of a change in accounting principle	581,528	730,189
Income from discontinued operations, net	354,134	115,610
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	(4,883,968)

Net income (loss)	$935,662	$(4,038,169)

Revenue
     Consolidated revenues increased $1.0 million in 2005 as compared to 2004. Our radio broadcasting segment declined approximately $208.1 million primarily from a decline in the number of commercial minutes broadcast on our radio stations as part of our Less Is More initiative. Offsetting this decline was an increase of $124.3 million and $94.7 million from our Americas and international outdoor advertising segments, respectively. Americas outdoor revenue growth was driven primarily from rate increases on our bulletin and poster inventory while international outdoor revenue growth occurred from improved yield on our street furniture inventory. Foreign exchange fluctuations did not have a material impact to our revenue decline for 2005 compared to 2004.
Direct Operating Expenses
     Our consolidated direct operating expenses increased $123.2 million. Our radio broadcasting segment’s direct operating expenses increased approximately $63.6 million primarily from programming and content expenses and new initiatives. Our Americas outdoor direct operating expenses increased $21.3 million primarily from increases in direct production and site lease expenses related to revenue sharing agreements associated with the increase in revenues. Our international outdoor contributed $58.0 million to the consolidated direct operating expense growth primarily from minimum annual guarantees and revenue sharing agreements associated with the increase in revenues. Foreign exchange fluctuations did not have a material impact to our direct operating expenses increase for 2005 compared to 2004.
Selling, General and Administrative Expenses (SG&A)
     Consolidated SG&A increased $19.1 million primarily from increases of $13.7 million and $28.6 million from our Americas and international outdoor segments, respectively, partially offset by a decline of $34.8 million from our radio broadcasting segment. The increase from Americas outdoor was attributable to increased commission expenses associated with the increase in revenues while the increase in international outdoor was primarily the result of a $26.6 million restructuring charge related to our operations in France. The decline from our radio broadcasting segment was primarily from decreased commission and bad debt expenses associated with the decline in radio revenues. Foreign exchange fluctuations did not have a material impact to our SG&A increase for 2005 compared to 2004.
Gain on Disposition of assets — net
     The gain on the disposition of assets — net in 2005 was $50.0 million related primarily to a $36.7 million gain on the sale of radio operating assets in our San Diego market. The gain on disposition of assets — net in 2004 was $41.9 million and relates primarily to radio operating assets divested in our Salt Lake City market as well as a gain recognized on the swap of outdoor assets.
Interest Expense
     Interest expense increased $75.9 million as a result of higher average debt balances and a higher weighted average cost of debt throughout 2005 as compared to 2004. Our debt balance at the end of 2005 was lower than the end of 2004 as a result of paying down debt with funds generated from our strategic realignment. However, as this did not occur until late in the fourth quarter of 2005 it had a marginal impact on our interest expense for 2005. Our weighted average cost of debt was 5.9% and 5.5% at December 31, 2005 and 2004, respectively.
Gain (Loss) on Marketable Securities
     Gain (loss) on marketable securities declined $47.0 million during 2005 compared to 2004. The loss in 2005 relates entirely to the net change in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities. The gain on marketable securities for 2004 related primarily to a $47.0 million gain recorded on the sale of our remaining investment in the common stock of Univision Communications Inc., partially offset by the net changes in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities.
Other Income (Expense) — Net
     Other income (expense) – net for the year ended December 31, 2005 increased $40.5 million from expense of $30.0 million in 2004 to income of $11.0 million in 2005. During 2004, we experienced a loss of $31.6 million on the early extinguishment of debt. The income in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current income tax expense declined $327.5 million during 2005 as compared to 2004. In addition to lower earnings before tax in the current year, we received approximately $204.7 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return. Deferred tax expense increased $262.4 million primarily related to the tax losses discussed above.
Minority Interest, net of tax
     Minority interest expense includes the operating results for the portion of consolidated subsidiaries not owned by us. The major components of our minority interest relate to minority holdings in our Australian street furniture business, Clear Media Limited and CCO, as well as other smaller minority interests. We acquired a controlling majority interest in Clear Media Limited in the third quarter of 2005 and therefore began consolidating its results. We also completed the IPO of 10% of CCO in the fourth quarter of 2005. The increase in minority interest in 2005 as compared to 2004 is the result of these two transactions.

Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations. The spin-off generated a capital loss for tax purposes of approximately $2.4 billion. We utilized approximately $925.5 million of this capital loss to offset taxable capital gains realized in 2005 and previous years, which resulted in a $314.1 million tax benefit which is included in income from discontinued operations in the fourth quarter of 2005. The remaining $1.5 billion of the $2.4 billion capital loss was recorded as a deferred tax asset with an offsetting valuation allowance on our balance sheet at December 31, 2005.
     As of June 30, 2007, we had definitive asset purchase agreements for the sale of 374 of our radio stations and our television business. The results of operations for these radio stations and our television business, along with radio stations which were sold as of June 30, 2007, are reported as discontinued operations.
Cumulative Effect of a Change in Accounting Principle
     The Security and Exchange Commission issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force. The Staff Announcement stated that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets other than goodwill required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Registrants who have applied a method other than a direct method to the valuation of intangible assets other than goodwill for purposes of impairment testing under Statement of Financial Accounting Standards No 142, Goodwill and Other Intangible Assets, shall perform an impairment test using a direct value method on all intangible assets other than goodwill that were previously valued using another method by no later than the beginning of their first fiscal year beginning after December 15, 2004.
     Our adoption of the Staff Announcement in the fourth quarter of 2004 resulted in an aggregate carrying value of our FCC licenses and outdoor permits that was in excess of their fair value. The Staff Announcement required us to report the excess value of $4.9 billion, net of tax, as a cumulative effect of a change in accounting principle.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$3,268,989	$3,477,116	(6%)
Direct operating expenses	896,087	832,455	8%
Selling, general and administrative expense	1,096,374	1,131,205	(3%)
Depreciation and amortization	121,007	139,059	(13%)

Operating income	$1,155,521	$1,374,397	(16%)

     Our radio revenues declined 6% to $3.3 billion during the year compared to 2004. We implemented the Less is More initiative during 2005, which included a reduction of the overall commercial minutes on our radio stations. Also, as part of this initiative, we are reshaping our radio business model with a shift from primarily offering the traditional 60-second commercial to also offering shorter length commercials. Both local and national revenues were down for the year, primarily from the reduction in commercial minutes made available for sale on our radio stations. As a result, the majority of our larger advertising categories declined during the year, including automotive and retail. The decline also includes a reduction of approximately $21.9 million from non-cash trade revenues. However, yield, or revenue divided by total minutes of available inventory, improved throughout the year. Our 30 and 15-second commercials as a percent of total commercial minutes available experienced a consistent increase throughout the year. Average unit rates also increased as the year progressed.
     Direct operating expenses increased $63.6 million during 2005 as compared to 2004. The increase was driven by approximately $28.4 million in programming and content expenses. Sports broadcasting rights increased approximately $9.5 million primarily related to signing a new sports broadcasting agreement in 2005. Our SG&A declined $34.8 million during the year compared to 2004 primarily from a decline in commission and bad debt expenses associated with the decline in revenue. We also incurred expenses in 2005 related to the development of digital radio and new Internet initiatives.

          Depreciation and amortization declined $18.1 million primarily from accelerated depreciation from asset write-offs during 2004 that did not reoccur during 2005.
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$1,216,382	$1,092,089	11%
Direct operating expenses	489,826	468,571	5%
Selling, general and administrative expenses	186,749	173,010	8%
Depreciation and amortization	180,559	186,620	(3%)

Operating income	$359,248	$263,888	36%

          Our Americas outdoor advertising revenue increased $124.3 million, or 11%, during 2005 as compared to 2004. The increase was mainly due to an increase in bulletin and poster revenues attributable to increased rates during 2005. Increased revenues from our airport, street furniture and transit advertising displays also contributed to the revenue increase. Growth occurred across our markets including strong growth in New York, Miami, Houston, Seattle, Cleveland and Las Vegas. Strong advertising client categories for 2005 included business and consumer services, entertainment and amusements, retail and telecommunications.
          Direct operating expenses increased $21.3 million, or 5%, during 2005 compared to 2004. The increase is primarily related to increased site lease expenses from higher revenue sharing rentals on our transit, mall and wallscape inventory as well as increase in direct production expenses, all associated with the increase in revenues. SG&A increased $13.7 million primarily from increased commission expenses associated with the increase in revenues.
          Depreciation and amortization declined $6.1 million in 2005 as compared to 2004 primarily from fewer display removals during the current period, which resulted in less accelerated depreciation. During 2004, we suffered hurricane damage on some of our billboards in Florida and the Gulf Coast which required us to write-off the remaining book value of these structures as additional depreciation and amortization expense in 2004.
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$1,449,696	$1,354,951	7%
Direct operating expenses	851,635	793,630	7%
Selling, general and administrative expenses	355,045	326,447	9%
Depreciation and amortization	220,080	201,597	9%

Operating income	$22,936	$33,277	(31%)

          International revenues increased $94.7 million, or 7%, during 2005 compared to 2004. Revenue growth was attributable to increases in our street furniture and transit revenues. We also experienced improved yield on our street furniture inventory during 2005 compared to 2004. We acquired a controlling majority interest in Clear Media Limited, a Chinese outdoor advertising company, during the third quarter of 2005, which we had previously accounted for as an equity method investment. Clear Media contributed approximately $47.4 million to the revenue increase. Leading markets contributing to the Company’s international revenue growth were China, Italy, the United Kingdom and Australia. The Company faced challenges in France throughout 2005, with revenues declining from 2004. Strong advertising categories during 2005 were food and drink, retail, media and entertainment, business and consumer services and financial services.
          Direct operating expenses grew $58.0 million, or 7%, during 2005 compared to 2004. Included in the increase is approximately $18.3 million from our consolidation of Clear Media. Approximately $33.2 million of the increase was attributable to increases in revenue sharing and minimum annual guarantees partially from consolidating Clear Media and new contracts entered in 2005. SG&A expenses increased $28.6 million primarily from $26.6 million in restructuring costs from restructuring our business in France during the third quarter of 2005.
          Depreciation and amortization increased $18.5 million during 2005 as compared to 2004 primarily from our consolidation of Clear Media.

Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2005	2004
Radio Broadcasting	$1,155,521	$1,374,397
Americas Outdoor Advertising	359,248	263,888
International Outdoor Advertising	22,936	33,277
Other	(12,246)	(2,649)
Gain on disposition of assets — net	49,978	41,862
Corporate	(187,800)	(185,956)

Consolidated operating income	$1,387,637	$1,524,819

LIQUIDITY AND CAPITAL RESOURCES
Agreement and Plan of Merger
          On November 16, 2006, we entered into the Merger Agreement with BT Triple Crown Merger Co., Inc. (“Merger Sub”), B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (together with B Triple Crown Finco, LLC, the “Fincos”), which provides for our recapitalization by the merger of Merger Sub with and into us. The Fincos are owned by a consortium of equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P.
          It is anticipated that the funds necessary to consummate the merger and related transactions will be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Under the Merger Agreement, we have agreed to commence, and to cause AMFM Operating Inc. to commence, debt tender offers to purchase our existing 7.65% Senior Notes Due 2010 and AMFM Operating Inc.’s existing 8% Senior Notes due 2008 (the “Repurchased Existing Notes”). As part of the debt tender offers, we and AMFM Operating Inc. will solicit the consent of the holders to amend, eliminate or waive certain sections (as specified by the Fincos) of the applicable indenture governing the Repurchased Existing Notes. The closing of the debt tender offers will be conditioned on the occurrence of the closing of the merger, but the closing of the merger and the debt financing are not conditioned upon the closing of the debt tender offers. The debt commitments are not conditioned on nor do they require or contemplate the acquisition of the outstanding public shares of Clear Channel Outdoor Holdings. The debt commitments do not require or contemplate any changes to the existing cash management and intercompany arrangements between us and Clear Channel Outdoor Holdings. The consummation of the merger will not permit Clear Channel Outdoor Holdings to terminate these arrangements and we may continue to use the cash flows of Clear Channel Outdoor Holdings for our own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between us and Clear Channel Outdoor Holdings, which may include making payments on the new debt.
          Our capitalization, liquidity and capital resources will change substantially if the merger is approved by our shareholders. Upon the closing of the merger, we will be highly leveraged. Our liquidity requirements will be significant, primarily due to debt service requirements and financing costs relating to the indebtedness expected to be incurred in connection with the closing of the refinancing transactions.
          Under the Merger Agreement, we have agreed among other things that, subject to certain exceptions, until completion of the merger, we will not take any of the following actions unless the private equity funds give their prior written consent:
•	Issue, sell, pledge, dispose, encumber or grant any equity securities or convertible securities of ours, except in limited circumstances with respect to certain shares and stock options pursuant to employee benefit plans;

•	Acquire any business organization or any division thereof or any material amount of assets with a purchase price in excess of $150.0 million in the aggregate;

•	Adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity securities or convertible securities of ours;

•	Create, incur, guarantee or assume any indebtedness except for indebtedness: (i) incurred under our existing $1.75 billion credit facility, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of the Merger Agreement, (iii) as otherwise required in the ordinary course of our business consistent with past practice, or (iv) in an aggregate principal amount not to exceed $250.0 million;

•	Sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien or otherwise dispose of any asset or any portion of our properties or assets with a sale price in excess of $50.0 million except for the announced plan to sell 448 of our radio stations and all of our television stations;

•	Make any capital expenditure in excess of $50.0 million individually, or $100.0 million in the aggregate, except for any capital expenditures in aggregate amounts consistent with past practice or as required pursuant to new contracts entered into in the ordinary course of business.
Cash Flows

	Years Ended December 31,
(In thousands)	2006	2005	2004
Cash provided by (used in):
Operating activities	$1,722,941	$1,279,825	$1,414,146
Investing activities	$(603,137)	$(345,431)	$203,974
Financing activities	$(1,178,610)	$(1,061,392)	$(1,800,995)
Discontinued operations	$90,469	$176,808	$209,927
Operating Activities
          2006
          Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2006 principally reflects net income from continuing operations of $620.8 million and depreciation and amortization of $594.9 million. Net cash flows from operating activities also reflects an increase of $190.3 million in accounts receivable as a result of the increase in revenue and a $390.4 million federal income tax refund related to restructuring our international businesses consistent with our strategic realignment and the utilization of a portion of the capital loss generated on the spin-off of Live Nation, Inc.
          2005
          Net cash flow from operating activities of $1.3 billion for the year ended December 31, 2005 principally reflects net income from continuing operations of $581.5 million and depreciation and amortization of $586.5 million Net cash flows from operating activities also reflects decreases in accounts payable, other accrued expenses and income taxes payable. Taxes payable decreased principally as result of the carryback of capital tax losses generated on the spin-off of Live Nation which were used to offset taxes paid on previously recognized taxable capital gains as well as approximately $210.5 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return.
          2004
          Net cash flow from operating activities of $1.4 billion for the year ended December 31, 2004 principally reflects a net loss of $4.0 billion, adjusted for non-cash charges of $4.9 billion for the adoption of Topic D-108 and depreciation and amortization of $585.7 million. Net cash flow from operating activities was negatively impacted during the year ended December 31, 2004 by $150.0 million, primarily related to the taxes paid on the gain from the sale of our remaining shares of Univision, which was partially offset by the tax loss related to the partial redemption of our Euro denominated debt. Net cash flow from operating activities also reflects increases in prepaid expenses, accounts payable and accrued interest, income taxes and other expenses, partially offset by decreases in accounts receivables and other current assets.
Investing Activities
          2006
          Net cash used in investing activities of $603.1 million for the year ended December 31, 2006 principally reflects capital expenditures of $333.3 million related to purchases of property, plant and equipment and $341.2 million related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $99.9 million.
          2005
          Net cash used in investing activities of $345.4 million for the year ended December 31, 2005 principally reflects capital expenditures of $295.3 million related to purchases of property, plant and equipment and $153.8 million related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $102.0 million.

          2004
          Net cash provided by investing activities of $204.0 million for the year ended December 31, 2004 principally includes proceeds of $627.5 million related to the sale of investments, primarily the sale of our Univision shares. These proceeds were partially offset by capital expenditures of $259.0 million related to purchases of property, plant and equipment and $146.5 million related to acquisitions of operating assets.
Financing Activities
          2006
          Financing activities for the year ended December 31, 2006 principally reflects $1.4 billion in share repurchases, $382.8 million in dividend payments, partially offset by the net increase in debt of $601.3 million and proceeds from the exercise of stock options of $57.4 million.
          2005
          Financing activities for the year ended December 31, 2005 principally reflect the net reduction in debt of $288.7 million, $343.3 million in dividend payments, $1.1 billion in share repurchases, all partially offset by the proceeds from the initial public offering of CCO of $600.6 million, and proceeds of $40.2 million related to the exercise of stock options.
          2004
          Financing activities for the year ended December 31, 2004 principally reflect payments for share repurchases of $1.8 billion and dividends paid of $255.9 million, partially offset by the net increase in debt of $264.9 million and proceeds from the exercise of employee stock options of $31.5 million.
Discontinued Operations
          As of June 30, 2007, we had definitive asset purchase agreements for the sale of 374 of our radio stations and our television business. The cash flows for these radio stations and our television business, along with radio stations which were sold as of June 30, 2007, are reported as discontinued operations on our consolidated statements of cash flows. Additionally, we completed the spin-off of Live Nation on December 21, 2005. Therefore, we reported cash flows from Live Nation as discontinued operations on our consolidated statements of cash flows for 2005 and 2004.
Anticipated Cash Requirements
          We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and dividends) for the foreseeable future with cash flows from operations and various externally generated funds.
     Sources of Capital
          As of December 31, 2006 and 2005, we had the following debt outstanding and cash and cash equivalents:

	December 31,
(In millions)	2006	2005
Credit facilities	$966.5	$292.4
Long-term bonds (a)	6,531.6	6,537.0
Other borrowings	164.9	217.1

Total Debt	7,663.0	7,046.5
Less: Cash and cash equivalents	116.0	84.3

	$7,547.0	$6,962.2

(a)	Includes $7.1 million and $10.5 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2006 and 2005, respectively. Also includes negative $29.8 million and $29.0 million related to fair value adjustments for interest rate swap agreements at December 31, 2006 and 2005, respectively.
Credit Facility
          We have a multi-currency revolving credit facility in the amount of $1.75 billion, which can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities. At December 31, 2006, the outstanding balance on this facility was $966.5 million and, taking into account letters of credit of $75.3 million, $708.2 million was available for future borrowings, with the entire balance to be repaid on July 12, 2009.
          During the year ended December 31, 2006, we made principal payments totaling $2.7 billion and drew down $3.4 billion on the credit facility. As of February 22, 2007, the credit facility’s outstanding balance was $1.1 billion and, taking into account outstanding letters of credit, $571.8 million was available for future borrowings.
Debt Offering
          On March 21, 2006, we completed a debt offering of $500.0 million 6.25% Senior Notes due 2011. Interest is payable on March 15 and September 15 of each year. The net proceeds of approximately $497.5 million were used to repay borrowings under our bank credit facility. On August 15, 2006 we completed an additional $250.0 million issuance of our 6.25% Senior Notes due 2011 originally issued March 21, 2006. The net proceeds of approximately $253.4 million, including accrued interest, were used to repay borrowings under the Company’s bank credit facility.
Other Borrowings
          Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $164.9 million balance at December 31, 2006 is $86.4 million that matures in less than one year, which we have historically refinanced with new twelve month notes and anticipate these refinancings to continue.
     Guarantees of Third Party Obligations
          As of December 31, 2006 and 2005, we guaranteed the debt of third parties of approximately $0.4 million and $12.1 million, respectively, primarily related to long-term operating contracts. The third parties’ associated operating assets secure a substantial portion of these obligations.
Disposal of Assets
          During 2006, we received $100.3 million of proceeds related primarily to the sale of various broadcasting operating assets.
Shelf Registration
          On August 30, 2006, we filed a Registration Statement on Form S-3 covering the issuance of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units. The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. This shelf registration statement was automatically effective on August 31, 2006 for a period of three years.
Debt Covenants
          The significant covenants on our $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires us to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires us to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that we do not meet these covenants, we are considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2006, our leverage and interest coverage ratios were 3.4x and 4.7x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
          Our other indebtedness does not contain provisions that would make it a default if we were to default on our credit facility.
          The fees we pay on our $1.75 billion, five-year multi-currency revolving credit facility depend on our long-term debt ratings. Based on our current ratings level of BBB-/Baa3, our fees on borrowings are a 45.0 basis point spread to LIBOR and are 17.5 basis points on the total $1.75 billion facility. In the event our ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that our ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
          We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to our financial statements.
          Additionally, our 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
          At December 31, 2006, we were in compliance with all debt covenants.
Uses of Capital
Dividends
          Our Board of Directors declared quarterly cash dividends as follows:

	Amount
(In millions, except per share data)	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
October 26, 2005	0.1875	December 31, 2005	January 15, 2006	$100.9
February 14, 2006	0.1875	March 31, 2006	April 15, 2006	95.5
April 26, 2006	0.1875	June 30, 2006	July 15, 2006	94.0
July 25, 2006	0.1875	September 30, 2006	October 15, 2006	92.4
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	92.6
          Additionally, our Board of Directors declared a quarterly cash dividend of 18.75 cents per share of our Common Stock on February, 21 2007 to be paid April 15, 2007 to shareholders of record on March 31, 2007.
Derivative Instruments
          Our wholly owned subsidiary, Clear Channel Investments, Inc., terminated its secured forward exchange contract with respect to 8.3 million shares of its investment in XM Satellite Radio Holdings, Inc. on August 2, 2006 by paying the counterparty approximately $83.1 million. The accreted value of the debt was $92.9 million and the fair value of the collar was an asset of $6.0 million resulting in a net gain of approximately $3.8 million.
Debt Maturity
          On November 1, 2006, we redeemed our 6% Senior Notes at their maturity for $750.0 million plus accrued interest with proceeds from our bank credit facility.
          On February 1, 2007, we redeemed our 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from our bank credit facility.
Acquisitions
          Our subsidiary, Clear Channel Outdoor Holdings, Inc., or CCO, completed the acquisition of Interspace on July 1, 2006, by issuing 4.2 million shares of CCO’s Class A Common Stock and approximately $81.3 million in cash. The acquisition was valued at approximately $170.4 million based on CCO’s common shares issued at the closing price on the date of acquisition and the cash consideration paid. The terms of the acquisition provide for additional consideration based on Interspace’s financial performance. As a result, we have accrued $20.9 million of additional purchase consideration as of December 31, 2006.
          We acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash and $10.0 million of deferred purchase consideration during the year ended December 31, 2006. We also acquired Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash, which includes cash paid for Interspace. We also exchanged assets in one of our Americas outdoor markets for assets located in a different market. In addition, our national representation firm acquired representation contracts for $38.1 million in cash.

Capital Expenditures

	Year Ended December 31, 2006 Capital Expenditures
		Americas	International	Corporate and
(In millions)	Radio	Outdoor	Outdoor	Other	Total
Non-revenue producing	$91.9	$33.7	$46.3	$7.5	$179.4
Revenue producing	—	56.8	97.1	—	153.9

	$91.9	$90.5	$143.4	$7.5	$333.3

          We define non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.
Treasury Stock Transactions
          Our Board of Directors approved two separate share repurchase programs during 2004, each for $1.0 billion. On February 1, 2005, our Board of Directors approved a third $1.0 billion share repurchase program. On August 9, 2005, our Board of Directors authorized an increase in and extension of the February 2005 program, which had $307.4 million remaining, by $692.6 million, for a total of $1.0 billion. On March 9, 2006, our Board of Directors authorized an additional share repurchase program, permitting us to repurchase $600.0 million of our common stock. On September 6, 2006, our Board of Directors authorized an additional share repurchase program, permitting us to repurchase an additional $1.0 billion of our common stock. This increase expires on September 6, 2007, although the program may be discontinued or suspended at anytime prior to its expiration. As of December 31, 2006, 130.9 million shares had been repurchased for an aggregate purchase price of $4.3 billion, including commissions and fees, under the share repurchase programs. We did not repurchase any shares during the fourth quarter of 2006. No additional shares have been repurchased subsequent to December 31, 2006 as the share repurchase program has been suspended, but may be recommenced at any time without notice subject to the terms of the Merger Agreement.
Commitments, Contingencies and Future Obligations
     Commitments and Contingencies
          There are various lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity. Although we have recorded accruals based on our current assumptions of the future liability for these lawsuits, it is possible that future results of operations could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note I – Commitments and Contingencies” in the Notes to Consolidated Financial Statements in Item 8 included elsewhere in this Report.
          Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
     Future Obligations
          In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
          We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.
          In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.
          The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2006 are as follows:

	Payment due by Period
(In thousands)		Less than	1 to 3		More than
Contractual Obligations	Total	1 year	Years	3 to 5 Years	5 Years
Long-term Debt
Credit Facility	$966,488	—	966,488	—	—
Other Long-term Debt	6,736,250	336,380	1,867,601	2,002,415	2,529,854
Interest payments on long-term debt	2,079,141	378,863	620,233	401,986	678,059

Non-Cancelable Operating Leases	2,228,976	318,652	559,015	402,436	948,873
Non-Cancelable Contracts	2,814,093	673,672	978,709	471,469	690,243
Employment/Talent Contracts	399,156	170,072	180,540	37,977	10,567
Capital Expenditures	181,469	95,032	65,242	13,465	7,730
Other long-term obligations(1)	290,601	—	47,148	113,094	130,359

Total(2)	$15,696,174	$1,972,671	$5,284,976	$3,442,842	$4,995,685

(1)	Other long-term obligations consist of $59.3 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included is $103.0 million related to the maturity value of loans secured by forward exchange contracts that we accrete to maturity using the effective interest method and can be settled in cash or the underlying shares. These contracts had an accreted value of $81.8 million and the underlying shares had a fair value of $108.9 million recorded on our consolidated balance sheets at December 31, 2006. Also included in the table is $66.3 million related to deferred compensation and retirement plans.

(2)	Excluded from the table is $98.3 million related to the fair value of interest rate swap agreements, cross-currency swap agreements, and secured forward exchange contracts. Also excluded is $399.4 million related to various obligations with no specific contractual commitment or maturity.
Market Risk
Interest Rate Risk
          At December 31, 2006, approximately 31% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2006 interest expense would have changed by $48.0 million and that our 2006 net income would have changed by $28.3 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
          At December 31, 2006, we had entered into interest rate swap agreements with a $1.3 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire from February 2007 to March 2012. The fair value of these agreements at December 31, 2006 was a liability of $29.8 million.
          On February 1, 2007, our 3.125% Senior Notes and the related interest rate swap agreement matured.
Equity Price Risk
          The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2006 by $45.9 million and would change accumulated comprehensive income (loss) and net income by $18.2 million and $8.8 million, respectively. At December 31, 2006, we also held $16.5 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.
          We maintain derivative instruments on certain of our available-for-sale and trading equity securities to limit our exposure to and benefit from price fluctuations on those securities.
Foreign Currency
          We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. In addition, we have U.S. dollar – Euro cross currency swaps which are also designated as a hedge of our net investment in Euro denominated assets. These hedge positions are reviewed monthly. Our foreign operations reported net income of $20.8 million for the year ended December 31, 2006. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net income for the year ended December 31, 2006 by $2.1 million.
          Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2006 would change our 2006 equity in earnings of nonconsolidated affiliates by $3.8 million and would change our net income for the same period by approximately $2.2 million.
          This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.
Recent Accounting Pronouncements
          In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (“Statement 155”). Statement 155 is an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”) and FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“Statement 140”) and allows companies to elect to measure at fair value entire financial instruments containing embedded derivatives that would otherwise have to be accounted for separately. Statement 155 also requires companies to identify interest in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest- and principal-only strips are subject to Statement 133, and amends Statement 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivatives. Statement 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We adopted Statement 155 on January 1, 2007. The adoption did not materially impact our financial position or results of operations.
          In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 requires that entities recognize in their financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 31, 2006. We continue to evaluate the impact of FIN 48 but do not believe that it will have a material impact on our financial statements.
          In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We will adopt Statement 157 on January 1, 2008 and anticipate that adoption will not materially impact our financial position or results of operations.
          In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement 158”).

Statement 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The portions of Statement 158 that apply to us are effective as of the end of the fiscal year ending after December 15, 2006. We adopted Statement 158 as of December 31, 2006 and adoption did not materially impact our financial position or results of operations.
Critical Accounting Estimates
          The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with our independent auditor and the Audit Committee of our Board of Directors. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Stock Based Compensation
          Prior to January 1, 2006, we accounted for our share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. Subsequent to January 1, 2006, we account for stock based compensation in accordance with FAS 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
Allowance for Doubtful Accounts
          We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
          If our agings were to improve or deteriorate resulting in a 10% change in our allowance, it is estimated that our 2006 bad debt expense would have changed by $5.6 million and our 2006 net income would have changed by $3.3 million.
Long-Lived Assets
          Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
          We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

          Using the impairment review described, we found no impairment charge required for the year ended December 31, 2006. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
          Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
          The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement 142, we performed our annual impairment tests as of October 1, 2004, 2005 and 2006 on goodwill. No impairment charges resulted from these tests. We may incur additional impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values and long-term interest rates in general decrease and increase, respectively.
Indefinite-lived Assets
          Indefinite-lived assets are reviewed annually for possible impairment using the direct method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
          Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
          If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. Our annual impairment test was performed as of October 1, 2006, which resulted in no impairment.
Tax Accruals
          The Internal Revenue Service and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
          The estimate of our tax accruals contains uncertainty because management uses judgment to estimate the exposure associated with our various filing positions.
          Although management believes that our estimates and judgments are reasonable, actual results could differ, and we may be exposed to gains or losses that could be material. To the extent there are changes in the expected outcome of tax examinations, our effective tax rate in a given financial statement period could be materially affected.
Litigation Accruals
          We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
          Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

          It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.
Insurance Accruals
          We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.
          Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2006.
          If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2006, would have affected net earnings by approximately $3.2 million for the year ended December 31, 2006.
Inflation
          Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.
Ratio of Earnings to Fixed Charges
          The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2006	2005	2004	2003	2002
2.22	2.20	2.69	3.49	2.38
          The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.

Report of Independent Registered Public Accounting Firm
THE BOARD OF DIRECTORS AND SHAREHOLDERS
CLEAR CHANNEL COMMUNICATIONS, INC.
We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note A to the consolidated financial statements, in 2006 the Company changed its method of accounting for share-based compensation.
As discussed in Note C to the consolidated financial statements, in 2004 the Company changed its method of accounting for indefinite lived intangibles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report, dated February 26, 2007, except for internal control over financial reporting related to Note R of the 2006 consolidated financial statements as to which the date is August 15, 2007 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
February 26, 2007,
except for Note R, as to which the date is
August 15, 2007

CONSOLIDATED BALANCE SHEETS
ASSETS

	December 31,
(In thousands)	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$116,000	$84,337
Accounts receivable, net of allowance of $56,068 in 2006 and $45,581 in 2005	1,619,858	1,441,155
Prepaid expenses	122,000	113,789
Other current assets	244,103	252,270
Income taxes receivable	7,392	417,112
Current assets from discontinued operations	96,377	89,631

Total Current Assets	2,205,730	2,398,294

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	768,574	729,552
Structures	3,601,653	3,327,326
Towers, transmitters and studio equipment	587,929	586,817
Furniture and other equipment	524,378	558,516
Construction in progress	89,823	80,488

	5,572,357	5,282,699
Less accumulated depreciation	2,605,774	2,320,463

	2,966,583	2,962,236

Property, plant and equipment from discontinued operations, net	269,627	293,413

INTANGIBLE ASSETS
Definite-lived intangibles, net	522,482	480,369
Indefinite-lived intangibles – licenses	4,199,971	4,191,801
Indefinite-lived intangibles – permits	260,950	207,921
Goodwill	7,082,024	6,707,499

Intangible assets from discontinued operations, net	540,900	525,639

OTHER ASSETS
Notes receivable	6,318	7,376
Investments in, and advances to, nonconsolidated affiliates	311,258	299,906
Other assets	249,524	290,903
Other investments	245,064	322,988
Other assets from discontinued operations	35,547	39,411

Total Assets	$18,895,978	$18,727,756

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31,
(In thousands, except share data)	2006	2005
CURRENT LIABILITIES
Accounts payable	$151,577	$246,690
Accrued expenses	884,479	718,007
Accrued interest	112,049	97,515
Current portion of long-term debt	336,375	891,185
Deferred income	134,287	111,925
Current liabilities from discontinued operations	45,079	41,991

Total Current Liabilities	1,663,846	2,107,313

Long-term debt	7,326,700	6,155,363
Other long-term obligations	68,509	119,655
Deferred income taxes	746,617	552,639
Other long-term liabilities	673,953	660,868
Long-term liabilities from discontinued operations	24,621	15,094

Minority interest	349,391	290,362
Commitments and contingent liabilities (Note I)

SHAREHOLDERS’ EQUITY
Preferred Stock – Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock – Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 493,982,851 and 538,287,763 shares in 2006 and 2005, respectively	49,399	53,829
Additional paid-in capital	26,745,687	27,945,725
Retained deficit	(19,054,365)	(19,371,411)
Accumulated other comprehensive income	304,975	201,928
Cost of shares (114,449 in 2006 and 113,890 in 2005) held in treasury	(3,355)	(3,609)

Total Shareholders’ Equity	8,042,341	8,826,462

Total Liabilities and Shareholders’ Equity	$18,895,978	$18,727,756

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004
Revenue	$6,472,581	$6,033,853	$6,032,878
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,447,516	2,265,470	2,142,280
Selling, general and administrative expenses (excludes depreciation and amortization)	1,731,223	1,675,763	1,656,699
Depreciation and amortization	594,945	586,486	585,694
Corporate expenses (excludes depreciation and amortization)	198,322	168,475	165,248
Merger expenses	7,633	—	—
Gain on disposition of assets — net	71,689	49,978	41,862

Operating income	1,564,631	1,387,637	1,524,819
Interest expense	484,063	443,442	367,511
Gain (loss) on marketable securities	2,306	(702)	46,271
Equity in earnings of nonconsolidated affiliates	37,845	38,338	22,285
Other income (expense) — net	(8,593)	11,016	(29,529)

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,112,126	992,847	1,196,335
Income tax expense:
Current	270,620	27,282	354,746
Deferred	188,773	366,190	103,798

Income tax expense	459,393	393,472	458,544
Minority interest expense, net of tax	31,927	17,847	7,602

Income before discontinued operations and cumulative effect of a change in accounting principle	620,806	581,528	730,189
Income from discontinued operations, net	70,711	354,134	115,610

Income before cumulative effect of a change in accounting principle	691,517	935,662	845,799
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	—	(4,883,968)

Net income (loss)	$691,517	$935,662	$(4,038,169)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	92,810	28,643	50,722
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(60,516)	(48,492)	47,802
Unrealized holding gain (loss) on cash flow derivatives	76,132	56,634	(65,827)
Adjustment for (gain) included in net (loss)	—	—	(32,513)

Comprehensive income (loss)	$799,943	$972,447	$(4,037,985)

Net income (loss) per common share:
Income before discontinued operations and cumulative effect of a change in accounting principle – Basic	$1.24	$1.06	$1.23
Discontinued operations – Basic	.14	.65	.19
Cumulative effect of a change in accounting principle – Basic	—	—	(8.19)

Net income (loss) – Basic	$1.38	$1.71	$(6.77)

Income before discontinued operations and cumulative effect of a change in accounting principle – Diluted	$1.24	$1.06	$1.22
Discontinued operations – Diluted	.14	.65	.19
Cumulative effect of a change in accounting principle – Diluted	—	—	(8.16)

Net income (loss) – Diluted	$1.38	$1.71	$(6.75)

Dividends declared per share	$.75	$.69	$.45
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Accumulated
	Common		Additional		Other
	Shares	Common	Paid-in	Retained	Comprehensive		Treasury
(In thousands, except share data)	Issued	Stock	Capital	(Deficit)	Income (Loss)	Other	Stock	Total
Balances at December 31, 2003	616,321,231	$61,632	$30,950,820	$(15,630,387)	$194,406	$(1,293)	$(21,239)	$15,553,939
Net loss				(4,038,169)				(4,038,169)
Dividends declared				(265,221)				(265,221)
Common Stock issued for business acquisitions	933,521	93	31,405					31,498
Purchase of common shares							(1,841,482)	(1,841,482)
Treasury shares retired and cancelled	(51,553,602)	(5,155)	(1,838,115)				1,843,270	—
Exercise of stock options and other	1,871,586	187	36,711				6,747	43,645
Amortization and adjustment of deferred compensation			2,774			1,080	(170)	3,684
Currency translation adjustment					50,722			50,722
Unrealized gains (losses) on cash flow derivatives					(65,827)			(65,827)
Unrealized gains (losses) on investments					15,289			15,289

Balances at December 31, 2004	567,572,736	56,757	29,183,595	(19,933,777)	194,590	(213)	(12,874)	9,488,078
Net income				935,662				935,662
Dividends declared				(373,296)				(373,296)
Spin-off of Live Nation			(687,206)		(29,447)			(716,653)
Gain on sale of subsidiary common stock			479,699					479,699
Purchase of common shares							(1,070,204)	(1,070,204)
Treasury shares retired and cancelled	(32,800,471)	(3,280)	(1,067,175)				1,070,455	—
Exercise of stock options and other	3,515,498	352	31,012				8,558	39,922
Amortization and adjustment of deferred compensation			5,800			213	456	6,469
Currency translation adjustment					28,643			28,643
Unrealized gains (losses) on cash flow derivatives					56,634			56,634
Unrealized gains (losses) on investments					(48,492)			(48,492)

Balances at December 31, 2005	538,287,763	53,829	27,945,725	(19,371,411)	201,928	—	(3,609)	8,826,462
Net income				691,517				691,517
Dividends declared				(374,471)				(374,471)
Subsidiary common stock issued for a business acquisition			67,873					67,873
Purchase of common shares							(1,371,462)	(1,371,462)
Treasury shares retired and cancelled	(46,729,900)	(4,673)	(1,367,032)				1,371,705	—
Exercise of stock options and other	2,424,988	243	60,139				11	60,393
Amortization and adjustment of deferred compensation			38,982					38,982
Currency translation adjustment					87,431			87,431
Unrealized gains (losses) on cash flow derivatives					76,132			76,132
Unrealized gains (losses) on investments					(60,516)			(60,516)

Balances at December 31, 2006	493,982,851	$49,399	$26,745,687	$(19,054,365)	$304,975	$—	$(3,355)	$8,042,341

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$691,517	$935,662	$(4,038,169)
Less: Income from discontinued operations, net	70,711	354,134	115,610

Net income (loss) from continuing operations	620,806	581,528	(4,153,779)

Reconciling Items:

Cumulative effect of a change in accounting principle, net of tax	—	—	4,883,968
Depreciation	444,275	432,710	453,721
Amortization of intangibles	150,670	153,776	131,973
Deferred taxes	188,773	366,190	103,798
Provision for doubtful accounts	34,627	34,260	36,451
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	3,462	2,042	5,558
Share-based compensation	43,155	6,081	3,596
(Gain) loss on sale of operating and fixed assets	(71,689)	(47,883)	(29,276)
(Gain) loss on sale of available-for-sale securities	—	—	(48,429)
(Gain) loss on forward exchange contract	18,161	18,194	17,398
(Gain) loss on trading securities	(20,467)	(17,492)	(15,240)
Equity in earnings of nonconsolidated affiliates	(37,845)	(38,338)	(22,285)
Minority interest, net of tax	31,927	17,847	7,602
Increase (decrease) other, net	9,324	(15,051)	(12,765)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(190,291)	(22,179)	9,709
Decrease (increase) in prepaid expenses	(23,797)	15,013	(20,265)
Decrease (increase) in other current assets	(2,105)	42,131	29,892
Increase (decrease) in accounts payable, accrued expenses and other liabilities	86,682	(42,334)	18,702
Federal income tax refund	390,438	—	—
Increase (decrease) in accrued interest	14,567	3,411	1,611
Increase (decrease) in deferred income	6,627	(18,518)	(15,841)
Increase (decrease) in accrued income taxes	25,641	(191,563)	28,047

Net cash provided by operating activities	1,722,941	1,279,825	1,414,146
See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM INVESTING ACTIVITIES:
Liquidation of restricted cash	—	—	299
Decrease (increase) in notes receivable, net	1,163	755	(242)
Decrease (increase) in investments in, and advances to nonconsolidated affiliates — net	20,445	15,343	6,701
Proceeds from cross currency settlement of interest due	1,607	734	(566)
Purchase of other investments	(520)	(900)	(2,571)
Proceeds from sale of available-for-sale-securities	—	370	627,505
Purchases of property, plant and equipment	(333,268)	(295,337)	(259,024)
Proceeds from disposal of assets	99,908	102,001	30,710
Proceeds from divestitures placed in restricted cash	—	—	47,838
Acquisition of operating assets	(341,206)	(153,770)	(146,459)
Acquisition of operating assets with restricted cash	—	—	(47,564)
Decrease (increase) in other — net	(51,266)	(14,627)	(52,653)

Net cash provided by (used in) investing activities	(603,137)	(345,431)	203,974

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	3,383,667	1,934,000	5,087,334
Payments on credit facilities	(2,700,004)	(1,986,045)	(5,457,033)
Proceeds from long-term debt	783,997	—	1,244,018
Payments on long-term debt	(866,352)	(236,703)	(609,455)
Payment to terminate forward exchange contract	(83,132)	—	—
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	57,452	40,239	31,535
Dividends paid	(382,776)	(343,321)	(255,912)
Proceeds from initial public offering	—	600,642	—
Payments for purchase of common shares	(1,371,462)	(1,070,204)	(1,841,482)

Net cash used in financing activities	(1,178,610)	(1,061,392)	(1,800,995)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	124,775	139,322	341,135
Net cash provided by (used in) investing activities	(34,306)	(202,514)	(128,610)
Net cash provided by (used in) financing activities	—	240,000	(2,598)

Net cash provided by discontinued operations	90,469	176,808	209,927
Net increase (decrease) in cash and cash equivalents	31,663	49,810	27,052
Cash and cash equivalents at beginning of year	84,337	34,527	7,475

Cash and cash equivalents at end of year	$116,000	$84,337	$34,527

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$461,398	$430,382	$368,578
Income taxes	—	193,723	263,525
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Clear Channel Communications, Inc., (the “Company”) incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, Americas outdoor advertising and international outdoor advertising. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s Americas and international outdoor advertising segments own or operate advertising display faces domestically and internationally.
The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 16, 2006, among the Company, BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”), B Triple Crown Finco, LLC, a Delaware limited liability company and T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Fincos”), which provides for the Company’s recapitalization by the merger of Merger Sub with and into the Company. The Fincos were formed by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. solely for the purpose of entering into the Merger and consummating the transactions contemplated by the Merger. Pursuant to the Merger each share of the Company’s common stock, other than those shares (i) held in Company treasury stock or owned by Merger Sub immediately prior to the effective time of the merger, (ii) held by shareholders who properly exercise their appraisal rights under Texas law, if any, and (iii) shares held by certain employees of the Company who have agreed with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation will be converted into the right to receive $37.60 in cash, without interest, and less any applicable withholding tax. The transaction is subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. The Company filed its definitive proxy statement with the Securities and Exchange Commission (“SEC”) on January 29, 2007 and the shareholder meeting will be held March 21, 2007.
Under the Merger, the Company has agreed among other things that, subject to certain exceptions, until completion of the merger, the Company will not take any of the following actions unless the private equity funds give their prior written consent:
•	Issue, sell, pledge, dispose, encumber or grant any equity securities or convertible securities of the Company, except in limited circumstances with respect to certain shares and stock options pursuant to employee benefit plans;

•	Acquire any business organization or any division thereof or any material amount of assets with a purchase price in excess of $150.0 million in the aggregate;

•	Adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity securities or convertible securities of the Company;

•	Create, incur, guarantee or assume any indebtedness except for indebtedness: (i) incurred under the Company’s existing $1.75 billion credit facility, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of the Merger, (iii) as otherwise required in the ordinary course of the Company’s business consistent with past practice, or (iv) in an aggregate principal amount not to exceed $250.0 million;

•	Sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien or otherwise dispose of any asset or any portion of the Company’s properties or assets with a sale price in excess of $50.0 million except for the announced plan to sell 448 of the Company’s radio stations and all of its television stations;

•	Make any capital expenditure in excess of $50.0 million individually, or $100 million in the aggregate, except for any capital expenditures in aggregate amounts consistent with past practice or as required pursuant to new contracts entered into in the ordinary course of business.

Discontinued Operations
On November 16, 2006, the Company announced plans to sell 448 of its radio stations, all located outside the top 100 U.S. media markets, as well as all of its television stations. The sale of these assets is not contingent on the closing of the Merger. As of June 30, 2007, definitive asset purchase agreements were signed for the sale of 374 radio stations and the Company’s television business. These stations, along with stations which were sold as of June 30, 2007 and the television business were classified as assets held for sale in the Company’s consolidated balance sheet, as discontinued operations in our consolidated statements of operations and as cash flows from discontinued operations in our consolidated statements of cash flows in accordance with Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement 144”). As a result, the historical footnote disclosures have been revised to exclude amounts related to these stations.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes is concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.
Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Towers, transmitters and studio equipment — 7 to 20 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term
Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in depreciation expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
Intangible Assets
The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.
The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”), which the Company adopted in the fourth quarter of 2004. Certain assumptions are used under the Company’s direct valuation technique, including market penetration leading to revenue potential, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Duff and Phelps, L.L.C., a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits. Impairment charges, other than the charge taken under the transitional rules of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and D-108, are recorded in amortization expense in the statement of operations.
At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges, other than the charge taken under the transitional rules of Statement 142 are recorded in amortization expense on the statement of operations.
Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2006 and 2005.
Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues from continuing operations for the years ended December 31, 2006, 2005 and 2004, were approximately $72.7 million, $70.5 million and $90.7 million, respectively, and are included in total revenues. Barter and trade expenses from continuing operations for the years ended December 31, 2006, 2005 and 2004, were approximately $70.2 million, $66.2 million and $97.3 million, respectively, and are included in selling, general and administrative expenses.

Share-Based Payments
The Company adopted Financial Accounting Standard No. 123 (R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.
Derivative Instruments and Hedging Activities
Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses from continuing operations of $129.1 million, $153.6 million and $160.1 million were recorded during the years ended December 31, 2006, 2005 and 2004, respectively as a component of selling, general and administrative expenses.
Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
New Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (“Statement 155”). Statement 155 is an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”) and FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“Statement 140”) and allows companies to elect to measure at fair value entire financial instruments containing embedded derivatives that would otherwise have to be accounted for separately. Statement 155 also requires companies to identify interest in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest- and principal-only strips are subject to Statement 133, and amends Statement 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivatives. Statement 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company will adopt Statement 155 on January 1, 2007 and does not anticipate adoption to materially impact its financial position or results of operations.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 requires that entities recognize in their financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 31, 2006. The Company continues to evaluate the impact of FIN 48 but does not believe that it will have a material impact on the Company’s financial statements.
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company will adopt Statement 157 on January 1, 2008 and anticipates that adoption will not materially impact its financial position or results of operations.
In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement 158”). Statement 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The portions of Statement 158 that apply to the Company are effective as of the end of the fiscal year ending after December 15, 2006. The Company adopted Statement 158 as of December 31, 2006 and adoption did not materially impact its financial position or results of operations.
NOTE B — STRATEGIC REALIGNMENT
Initial Public Offering (“IPO”) of Clear Channel Outdoor Holdings, Inc. (“CCO”)
The Company completed the IPO on November 11, 2005, which consisted of the sale of 35.0 million shares, for $18.00 per share, of Class A common stock of CCO, its indirect, wholly owned subsidiary prior to the IPO. After completion of the IPO, the Company owns all 315.0 million shares of CCO’s outstanding Class B common stock, representing approximately 90% of the outstanding shares of CCO’s common stock and approximately 99% of the total voting power of CCO’s common stock. The net proceeds from the offering, after deducting underwriting discounts and offering expenses, were approximately $600.6 million. All of the net proceeds of the offering were used to repay a portion of the outstanding balances of intercompany notes owed to the Company by CCO. Under the guidance in SEC Staff Accounting Bulletin Topic 5H, Accounting for Sales of Stock by a Subsidiary, the Company has recorded approximately $120.9 million of minority interest and $479.7 million of additional paid in capital on its consolidated balance sheet at December 31, 2005 as a result of this transaction.

Spin-off of Live Nation
On December 2, 2005, the Company’s Board of Directors approved the spin-off of Live Nation, made up of the Company’s former live entertainment segment and sports representation business. The spin-off closed December 21, 2005 by way of a pro rata dividend to the Company’s shareholders, which reduced shareholders’ equity by $716.7 million. The spin-off consisted of a dividend of .125 share of Live Nation common stock for each share of the Company’s common stock held on December 21, 2005, the date of the distribution. Additionally, Live Nation repaid approximately $220.0 million of intercompany notes owed to the Company by Live Nation. The Company does not own any shares of Live Nation common stock after the spin-off. Operating results of Live Nation are reported in discontinued operations through December 21, 2005. The spin-off resulted in a $2.4 billion capital loss for tax purposes, $890.7 million of which was utilized in 2005 or carried back to offset capital gains incurred in prior years and the remaining $1.5 billion was recorded as a deferred tax asset with an equivalent offsetting valuation allowance at December 31, 2005. The $890.7 million capital loss resulted in a current income tax benefit of $314.1 million in 2005, which is included in income from discontinued operations, net.
The Company’s consolidated statements of operations have been restated to reflect Live Nation’s results of operations in discontinued operations for the years ended December 31, 2005 and 2004. The following table displays financial information for Live Nation’s discontinued operations for the years ended December 31, 2005 and 2004:

(In thousands)	2005(1)	2004
Revenue (including sales to other Company segments of $0.7 million, $0.8 million for the years ended December 31, 2005 and 2004, respectively.)	$2,858,481	$2,804,347
Income before income taxes and cumulative effect of a change in accounting principle	$(16,215)	$68,037

(1)	Includes the results of operations for Live Nation through December 21, 2005.
Included in income from discontinued operations, net is an income tax benefit of $316.7 million, primarily related to the portion of the capital loss discussed above, which was realized in 2005, and income tax expense of $19.0 million for the year ended December 31, 2004.
Transactions with Live Nation
The Company agreed to provide transitional services to Live Nation after the spin-off. The services terminated at various times, generally ranging from two months to one year after the completion of the spin-off. The Company provided certain transitional administrative and support services such as treasury, payroll and other financial related services; human resources and employee benefits; legal and related services; information systems, network and related services; investment services; corporate services and tax services. The charges for the transition services were intended to allow the Company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket expenses, generally without profit. The allocation of costs was based on various measures depending on the service provided, including relative revenue, employee headcount or number of users of a service. The Company received $4.8 million for these services during 2006.
The Company sells advertising and other services to Live Nation. For the year ended December 31, 2006 the Company recorded $4.3 million of revenue for these advertisements. It is the Company’s opinion that these transactions were recorded at fair value.
Discontinued Operations and Assets Held for Sale
On November 16, 2006, the Company announced plans to sell certain radio markets, comprising 448 of its radio stations. These markets are located outside the top 100 U.S. media markets. As of June 30, 2007, the Company had sold 26 radio stations and signed definitive asset purchase agreements to sell an additional 374 radio stations. The closing of the transactions under definitive asset purchase agreements will be subject to antitrust clearances, FCC approval and other customary closing conditions. The Company determined that each of these markets represents a disposal group. Consistent with the provisions of Statement 144, the Company classified these markets’ assets and liabilities that are subject to transfer under the definitive asset purchase agreements as “held for sale” at December

31, 2006 and 2005. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these markets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. Therefore, the results of operations for these markets were presented as discontinued operations, net of tax, for all periods presented. As of June 30, 2007, the Company determined that the estimated fair value less costs to sell attributable to these markets was in excess of the carrying value of their related net assets held for sale.
On April 20, 2007, the Company entered into a definitive agreement to sell its television business for approximately $1.2 billion. The transaction is subject to regulatory approvals and other customary closing conditions. Consistent with the provisions of Statement 144, the Company classified its television business as discontinued operations at December 31, 2006 and 2005 and presented the results of operations as discontinued operations, net of tax, for all periods presented. As of June 30, 2007, the Company determined that the estimated fair value less costs to sell attributable to its television business was in excess of the carrying value of their related net assets held for sale.
Summarized operating results from these businesses are as follows:

(In thousands)	2006	2005	2004
Revenue	$635,624	$584,920	$611,786
Income before income taxes	$114,049	$86,480	$107,423
Included in income from discontinued operations, net is income tax expense of $43.3 million, $32.9 million and $40.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.
The following table summarizes the carrying amount at December 31, 2006 and December 31, 2005 of the major classes of assets and liabilities of the Company’s businesses classified as discontinued operations:

(In thousands)	December 31,	December 31,
Assets	2006	2005
Accounts receivable, net	$75,490	$64,495
Other current assets	20,887	25,136

Total current assets	$96,377	$89,631

Land, buildings and improvements	$137,729	$133,581
Transmitter and studio equipment	298,173	294,253
Other property, plant and equipment	37,651	52,081
Less accumulated depreciation	(203,926)	(186,502)

Property, plant and equipment, net	$269,627	$293,413

Definite-lived intangibles, net	$335	$421
Licenses	131,691	120,769
Goodwill	408,874	404,449

Total intangible assets	$540,900	$525,639

Film rights	$20,442	$11,752
Other long-term assets	15,105	27,659

Total non current assets	$35,547	$39,411

	December 31,	December 31,
Liabilities	2006	2005
Accounts payable and accrued expenses	$5,345	$3,873
Film liability	21,765	20,275
Other current liabilities	17,969	17,843

Total current liabilities	$45,079	$41,991

Film liability	22,158	13,884
Deferred income	2,463	1,210

Total long-term liabilities	$24,621	$15,094

NOTE C — INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segments, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated radio and television stations, all of which are amortized over the respective lives of the agreements. Other definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2006 and 2005:

	2006		2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$821,364	$530,063	$651,455	$408,018
Talent contracts	125,270	115,537	202,161	175,553
Representation contracts	349,493	175,658	313,004	133,987
Other	120,930	73,317	128,732	97,425

Total	$1,417,057	$894,575	$1,295,352	$814,983

Total amortization expense from continuing operations related to definite-lived intangible assets for the years ended December 31, 2006, 2005 and 2004 was $150.7 million, $153.8 million and $132.0 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2006:

(In thousands)
2007	$96,877
2008	79,059
2009	66,727
2010	50,303
2011	42,420
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.
Indefinite-lived Intangibles
The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location for which the permit allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually.
The SEC staff issued D-108 at the September 2004 meeting of the EITF. D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, D-108 requires that a direct method be used to value intangible assets other than goodwill. Prior to adoption of D-108, the Company recorded its acquisition at fair value using an industry accepted income approach. The value calculated using the income approach was allocated to the indefinite-lived intangibles after deducting the value of tangible and intangible assets, as well as estimated costs of establishing a business at the market level. The Company used a similar approach in its annual impairment test prior to its adoption of D-108.
D-108 requires that an impairment test be performed upon adoption using a direct method for valuing intangible assets other than goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
Under the direct method, the Company continues to aggregate its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
The Company’s adoption of the direct method resulted in an aggregate fair value of its indefinite-lived intangible assets that was less than the carrying value determined under its prior method. As a result of the adoption of D-108, the Company recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion as a cumulative effect of a change in accounting principle during the fourth quarter of 2004. The non-cash charge of $4.9 billion, net of tax is comprised of a non-cash charge of $4.7 billion and $.2 billion within our broadcasting FCC licenses and our outdoor permits, respectively.
Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2005 and 2006:

		Americas	International
(In thousands)	Radio	Outdoor	Outdoor	Total
Balance as of December 31, 2004	$6,005,712	$398,065	$389,629	$6,793,406
Acquisitions	7,497	1,896	4,407	13,800
Foreign currency	—	—	(50,232)	(50,232)
Adjustments	(55,285)	6,003	(193)	(49,475)

Balance as of December 31, 2005	5,957,924	405,964	343,611	6,707,499
Acquisitions	42,761	249,527	42,222	334,510
Dispositions	(10,532)	(1,913)	—	(12,445)
Foreign currency	—	14,085	40,109	54,194
Adjustments	(1,745)	323	(312)	(1,734)

Balance as of December 31, 2006	$5,988,408	$667,986	$425,630	$7,082,024

Included in the Americas’ acquisitions amount above is $148.6 million related to the acquisition of Interspace, all of which is expected to be deductible for tax purposes.

NOTE D — BUSINESS ACQUISITIONS
2006 Acquisitions
CCO completed the acquisition of Interspace on July 1, 2006, by issuing 4.2 million shares of CCO’s Class A common stock and the payment of approximately $81.3 million. The acquisition was valued at approximately $170.4 million based on CCO’s common shares issued at the closing share price on the date of acquisition and the cash consideration paid. The terms of the acquisition provide for additional consideration based on Interspace’s financial performance. As a result, the Company has accrued $20.9 million of additional purchase consideration as of December 31, 2006. Interspace’s 2005 revenues and operating expenses (excluding depreciation and amortization) were approximately $45.8 million and $32.5 million, respectively.
The Company acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash plus $10.0 million of deferred purchase consideration during the year ended December 31, 2006. The Company also acquired Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash, which includes cash paid for Interspace. The Company exchanged assets in one of its Americas outdoor markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets — net”. In addition, the Company’s national representation firm acquired representation contracts for $38.1 million in cash.
2005 Acquisitions
During 2005 the Company acquired radio stations for $12.5 million in cash. The Company also acquired Americas outdoor display faces for $113.2 million in cash. The Company’s international outdoor segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million. Also, the Company’s national representation business acquired new contracts for a total of $47.7.
2004 Acquisitions:
Medallion Merger
On September 3, 2004, the Company closed its merger with Medallion Taxi Media, Inc., (“Medallion”). Pursuant to the terms of the agreement, the Company exchanged approximately .9 million shares of its common stock for 100% of the outstanding stock of Medallion, valuing this merger at approximately $33.6 million. Medallion’s operations include advertising displays placed on the top of taxi cabs. The Company began consolidating the results of operations on September 3, 2004.
In addition to the above, during 2004 the Company acquired radio stations for $59.4 million in cash and $38.9 million in restricted cash. The Company also acquired outdoor display faces for $60.9 million in cash and acquired equity interest in international outdoor companies for $2.5 million in cash. Also, the Company acquired new representation contracts for a total of $32.4 million in cash during the year ended December 31, 2004. Finally, the Company exchanged outdoor advertising assets, valued at $23.7 million for other outdoor advertising assets valued at $32.3 million. As a result of this exchange, the Company recorded a gain of $8.6 million in “Gain on disposition of assets – net”.

Acquisition Summary
The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2006 and 2005:

(In thousands)	2006	2005
Property, plant and equipment	$49,641	$156,492
Accounts receivable	18,635	30,301
Definite lived intangibles	177,554	70,182
Indefinite-lived intangible assets	32,862	6,679
Goodwill	253,411	8,213
Investments	—	805
Other assets	6,007	49,651

	538,110	322,323
Other liabilities	(64,303)	(63,594)
Minority interests	(15,293)	(101,133)
Deferred tax	(21,361)	(3,826)
Subsidiary common stock issued, net of minority interests	(67,873)	—

	(168,830)	(168,553)

Less: fair value of net assets exchanged in swap	(28,074)	—

Cash paid for acquisitions	$341,206	$153,770

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
Restructuring
The Company has restructuring liabilities related to its 2000 acquisition of AMFM Inc. (“AMFM”), and the 2002 acquisition of The Ackerley Group, Inc. (“Ackerley”). The balance at December 31, 2006 of $4.9 million was comprised of $0.4 million of severance costs and $4.5 million of lease termination costs. During the year ended December 31, 2006, $0.4 million was paid and charged to severance.
In addition to the AMFM and Ackerley restructurings, the Company restructured its outdoor operations in France in the third quarter of 2005. As a result, the Company recorded $26.6 million in restructuring costs as a component of selling, general and administrative expenses. Of the $26.6 million, $22.5 million was related to severance costs and $4.1 million was related to other costs. During 2006, $11.8 million of related costs were paid and charged to the restructuring accrual. As of December 31, 2006, the accrual balance was $11.0 million.
NOTE E – INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.

Summarized Financial Information
The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			All
(In thousands)	ARN	ACIR	Others	Total
At December 31, 2005	$138,256	$62,675	$98,975	$299,906
Other, net	(14,878)	—	(6,603)	(21,481)
Equity in net earnings (loss)	24,520	5,865	7,460	37,845
Foreign currency transaction adjustment	(1,170)	—	—	(1,170)
Foreign currency translation adjustment	(1,082)	(280)	(2,480)	(3,842)

At December 31, 2006	$145,646	$68,260	$97,352	$311,258

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. There was interest income derived from transactions with nonconsolidated affiliates of $3.4 million in 2004 recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” Accumulated undistributed earnings included in retained deficit for these investments were $112.6 million, $90.1 million and $67.4 million for December 31, 2006, 2005 and 2004, respectively.
Other Investments
Other investments of $245.1 million and $323.0 million at December 31, 2006 and 2005, respectively, include marketable equity securities and other investments classified as follows:

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2006
Available-for sale	$154,297	$118,563	$—	$118,563	$35,734
Trading	74,953	67,695	—	67,695	7,258
Other cost investments	15,814	—	—	—	15,814

Total	$245,064	$186,258	$—	$186,258	$58,806

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2005
Available-for sale	$251,904	$216,170	$—	$216,170	$35,734
Trading	54,486	47,228	—	47,228	7,258
Other cost investments	16,598	—	—	—	16,598

Total	$322,988	$263,398	$—	$263,398	$59,590

A certain amount of the Company’s trading securities secure its obligations under forward exchange contracts discussed in Note H.
Accumulated net unrealized gain (loss) on available-for-sale securities, net of tax, of $76.1 million and $136.6 million were recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2006 and 2005, respectively. The net unrealized gain (loss) on trading securities of $20.5 million and $17.5 million for the years ended December 31, 2006 and 2005, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.
During 2004, the Company sold its remaining investment in Univision Corporation for $599.4 million in net proceeds. As a result, it recorded a gain of $47.0 million in “Gain (loss) on marketable securities”.

NOTE F — ASSET RETIREMENT OBLIGATION
The Company has an asset retirement obligation of $59.3 million as of December 31, 2006 which is reported in “Other long-term liabilities”. The liability relates to the Company’s obligation to dismantle and remove its outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.
The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	2006	2005
Balance at January 1	$49,807	$49,216
Adjustment due to change in estimate of related costs	7,581	(1,344)
Accretion of liability	3,539	3,616
Liabilities settled	(1,647)	(1,681)

Balance at December 31	$59,280	$49,807

NOTE G — LONG-TERM DEBT
Long-term debt at December 31, 2006 and 2005 consisted of the following:

	December 31,
(In thousands)	2006	2005
Bank credit facilities	$966,488	$292,410
Senior Notes:
6.25% Senior Notes Due 2011	750,000	—
6.0% Senior Notes Due 2006	—	750,000
3.125% Senior Notes Due 2007	250,000	250,000
4.625% Senior Notes Due 2008	500,000	500,000
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	750,000	750,000
4.5% Senior Notes Due 2010	250,000	250,000
4.4% Senior Notes Due 2011	250,000	250,000
5.0% Senior Notes Due 2012	300,000	300,000
5.75% Senior Notes Due 2013	500,000	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Debentures Due 2027	300,000	300,000
Original issue (discount) premium	(16,890)	(15,767)
Fair value adjustments related to interest rate swaps	(29,834)	(29,049)
Subsidiary level notes	678,372	681,843
Other long-term debt	164,939	217,111

	7,663,075	7,046,548
Less: current portion	336,375	891,185

Total long-term debt	$7,326,700	$6,155,363

Bank Credit Facility
The Company has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The interest rate is based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The multi-currency revolving credit facility can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities.
At December 31, 2006, the outstanding balance on the $1.75 billion credit facility was $966.5 million and, taking into account letters of credit of $75.3 million, $708.2 million was available for future borrowings, with the entire balance to be repaid on July 12, 2009. At December 31, 2006, interest rates on this bank credit facility varied from 5.7% to 5.8%.
Senior Notes
On March 21, 2006 the Company completed a debt offering of $500.0 million 6.25% Senior Notes due 2011. Interest is payable on March 15 and September 15 of each year. The net proceeds of approximately $497.5 million were used to repay borrowings under the Company’s bank credit facility.
On August 15, 2006 the Company completed an additional $250.0 million issuance of its 6.25% Senior Notes due 2011 originally issued March 21, 2006. The net proceeds of approximately $253.4 million, including accrued interest, were used to repay borrowings under the Company’s bank credit facility.
On November 1, 2006, the Company redeemed its 6% Senior Notes at their maturity for $750.0 million plus accrued interest with proceeds from its bank credit facility.
All fees and initial offering discounts are being amortized as interest expense over the life of the respective notes. The aggregate face value and market value of the senior notes was approximately $5.9 billion and $5.5 billion, respectively, at December 31, 2006. The aggregate face value and market value of the senior notes was approximately $5.9 billion and $5.8 billion, respectively, at December 31, 2005.
Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The fair value of the Company’s swaps was a liability of $29.8 million and $29.0 million at December 31, 2006 and 2005, respectively.
Subsidiary Level Notes
AMFM Operating Inc., a wholly-owned subsidiary of the Company, has outstanding long-term bonds, of which are all 8% senior notes due 2008. The senior notes include a purchase accounting premium of $7.1 million and $10.5 million at December 31, 2006 and 2005, respectively. The fair value of the senior notes was $701.0 million and $715.2 million at December 31, 2006 and 2005, respectively.
Other Borrowings
Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $164.9 million balance at December 31, 2006, is $86.4 million that matures in less than one year.
Debt Covenants
The significant covenants on the Company’s $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires the Company to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires the Company to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2006, the Company’s leverage and interest coverage ratios were 3.4x and 4.7x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
The Company’s other indebtedness does not contain provisions that would make it a default if the Company were to default on our credit facility.
The fees the Company pays on its $1.75 billion, five-year multi-currency revolving credit facility depend on its long-term debt ratings. Based on its current ratings level of BBB-/Baa3, its fees on borrowings are a 45.0 basis point spread to LIBOR and are 17.5 basis points on the total $1.75 billion facility. In the event its ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that its ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to its financial statements.
Additionally, the Company’s 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of the Company, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
At December 31, 2006, the Company was in compliance with all debt covenants.
Future maturities of long-term debt at December 31, 2006 are as follows:

(In thousands)
2007	$336,375
2008	1,327,131
2009	1,506,958
2010	1,000,165
2011	1,002,250
Thereafter	2,529,854

Total	$7,702,733

NOTE H — FINANCIAL INSTRUMENTS
The Company has entered into financial instruments, such as interest rate swaps, secured forward exchange contracts and foreign currency rate management agreements, with various financial institutions. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company considers this risk to be low.
Interest Rate Swaps
The Company has $1.3 billion of interest rate swaps that are designated as fair value hedges of the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded on the statement of operations related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2006, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.8 million. On December 31, 2005, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.0 million. Accordingly, an adjustment was made to the swaps and carrying value of the underlying debt on December 31, 2006 and 2005 to reflect the increase in fair value.

Secured Forward Exchange Contracts
On June 5, 2003, Clear Channel Investments, Inc. (“CCI, Inc.”), a wholly owned subsidiary of the Company, entered into a five-year secured forward exchange contract (the “contract”) with respect to 8.3 million shares of its investment in XM Satellite Radio Holdings, Inc. (“XMSR”). Under the terms of the contract, the counterparty paid $83.5 million at inception of the contract, which the Company classified in “Other long-term liabilities”. The contract had a maturity value of $98.8 million, with an effective interest rate of 3.4%, which the Company accreted over the life of the contract using the effective interest method. The Company accounted for the collar under the requirements of Statement 133 Implementation Issue G20, Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge. CCI, Inc. terminated the contract on August 2, 2006 by paying the counterparty approximately $83.1 million. The accreted value of the debt was $92.9 million and the fair value of the collar was an asset of $6.0 million resulting in a net gain of approximately $3.8 million recorded in “Gain (loss) on marketable securities” on the Company’s consolidated statement of operations.
In 2001, CCI, Inc. entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $10.3 million recorded in “Other long term liabilities” and $11.7 million recorded in “Other assets” at December 31, 2006 and December 31, 2005, respectively. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2006, 2005 and 2004, the Company recognized losses of $22.0 million and $18.2 million and $17.4 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2006, 2005 and 2004, the Company recognized income of $20.5 million, $17.5 million and $15.2 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.
Foreign Currency Rate Management
As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company holds two United States dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $68.5 million at December 31, 2006, which was recorded in “Other long-term obligations”.
The cross currency swaps require the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swaps and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income (loss) in the same manner as the underlying hedged net assets. As of December 31, 2006, a $35.7 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps.
Prior to the Company entering into the cross currency swaps, it held 6.5% Eurobonds to hedge a portion of the effect of movements in currency exchange rate on its net assets in foreign countries. On February 25, 2004, the Company redeemed the majority of its Eurobonds. The remaining amount of foreign denominated debt matured on July 7, 2005.
NOTE I — COMMITMENTS AND CONTINGENCIES
The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other similar type surfaces. The majority of these contracts contain rent provisions that are calculated as either the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. The Company has various contracts in its radio broadcasting operations related to program rights and music license fees. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts, as well as construction commitments for facilities.
As of December 31, 2006, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2007	$318,652	$673,672	$95,032
2008	296,239	544,580	49,990
2009	262,776	434,129	15,252
2010	220,667	260,566	8,853
2011	181,769	210,903	4,612
Thereafter	948,873	690,243	7,730

Total	$2,228,976	$2,814,093	$181,469

Rent expense charged to continuing operations for 2006, 2005 and 2004 was $1.1 billion, $1.0 billion and $0.9 billion, respectively.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.
Various acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2006, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2006, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
NOTE J — GUARANTEES
Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At December 31, 2006, this portion of the $1.75 billion credit facility’s outstanding balance was $23.5 million, which is recorded in “Long-term debt” on the Company’s financial statements.
Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.
The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines up to approximately $39.9 million. As of December 31, 2006, no amounts were outstanding under these agreements.
As of December 31, 2006, the Company has outstanding commercial standby letters of credit and surety bonds of $79.8 million and $36.3 million, respectively. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.
NOTE K — INCOME TAXES
Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	2006	2005	2004
Current — federal	$204,047	$(26,585)	$298,684
Current — foreign	40,454	56,879	34,895
Current — state	26,119	(3,012)	21,167

Total current	270,620	27,282	354,746
Deferred — federal	182,283	382,622	112,495
Deferred — foreign	(9,134)	(35,040)	(18,339)
Deferred — state	15,624	18,608	9,642

Total deferred	188,773	366,190	103,798

Income tax expense (benefit)	$459,393	$393,472	$458,544

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2006 and 2005 are as follows:

(In thousands)	2006	2005
Deferred tax liabilities:
Intangibles and fixed assets	$769,992	$554,400
Unrealized gain in marketable securities	38,485	32,882
Foreign	4,677	3,917
Equity in earnings	26,278	15,365
Investments	13,397	976
Deferred Income	4,129	—
Other	11,458	12,987

Total deferred tax liabilities	868,416	620,527

Deferred tax assets:
Accrued expenses	19,908	25,515
Long-term debt	35,081	10,318
Net operating loss/Capital loss carryforwards	558,371	575,858
Bad debt reserves	14,448	10,548
Deferred income	—	6,111
Other	66,635	41,840

Total gross deferred tax assets	694,443	670,190
Valuation allowance	553,398	571,154

Total deferred tax assets	141,045	99,036

Net deferred tax liabilities	$727,371	$521,491

Included in the Company’s net deferred tax liabilities are $19.2 million and $31.1 million of current net deferred tax assets for 2006 and 2005, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $746.6 million and $552.6 million of net deferred tax liabilities for 2006 and 2005, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
At December 31, 2006, net deferred tax liabilities include a deferred tax asset of $16.5 million relating to stock-based compensation expense under Statement 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. The provisions of Statement 123(R), however, do not allow a valuation allowance to be recorded unless the company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet. See Note L for additional discussion of Statement 123(R).
The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and tax deductible goodwill created from the Company’s various stock acquisitions. As discussed in Note C, in 2004 the Company adopted D-108, which resulted in the Company recording a non-cash charge of approximately $4.9 billion, net of deferred tax of $3.0 billion, related to its FCC licenses and permits. In accordance with Statement No. 142, the Company no longer amortizes FCC licenses and permits. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses, permits and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.
During 2005, the Company recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $734.5 million was used to offset capital gains recognized in 2002, 2003 and 2004 and the Company received the related $257.0 million tax refund on October 12, 2006. The

Company also utilized $191.0 million of the capital loss to offset capital gains recognized in 2005. The remaining $1.5 billion capital loss will be carried forward to offset future capital gains for the next five years. The Company has recorded an after tax valuation allowance of $553.4 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration. During the first quarter of 2006, the Company received a federal tax refund of $133.4 million related to the restructuring its international businesses consistent with its strategic realignment.
The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	2006		2005		2004
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$389,244	35%	$347,497	35%	$418,717	35%
State income taxes, net of federal tax benefit	41,744	4%	15,596	2%	30,810	3%
Foreign taxes	6,391	1%	6,624	1%	11,379	1%
Nondeductible items	2,607	0%	2,337	0%	5,173	0%
Changes in valuation allowance and other estimates	17,241	1%	19,673	2%	(3,890)	(1%)
Other, net	2,166	0%	1,745	0%	(3,645)	0%

	$459,393	41%	$393,472	40%	$458,544	38%

During 2006, the Company utilized approximately $70.3 million of net operating loss carryforwards, the majority of which were generated during 2005. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2006. In addition, current tax expense was reduced by approximately $22.1 million related to the disposition of certain operating assets and the filing of an amended tax return during 2006. As discussed above, the Company recorded a capital loss on the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on our 2005 filed tax return.
During 2005, current tax expense was reduced by approximately $204.7 million from foreign exchange losses as a result of the Company’s restructuring its international businesses consistent with its strategic realignment, a foreign exchange loss for tax purposes on the redemption of the Company’s Euro denominated bonds and tax deductions taken on an amended tax return filing for a previous year. These losses resulted in a net operating loss of $65.5 million for 2005. The Company’s deferred tax expense increased as a result of these items. As stated above, the Company recognized a capital loss of approximately $2.4 billion during 2005. Approximately $925.5 million of the capital loss was utilized in 2005 and carried back to earlier years and no amount was utilized in 2006. The anticipated utilization of the capital loss resulted in a $314.1 million current tax benefit that was recorded as a component of discontinued operations in 2005. The Company has approximately $1.5 billion in capital loss carryforwards, which are recorded as a deferred tax asset on the Company’s balance sheet at its effective tax rate, for which a 100% valuation allowance has been recorded. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.
During 2004, the Company utilized approximately $5.7 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2004. As a result of the favorable resolution of certain tax contingencies, current tax expense includes benefits of $34.1 million. The benefits resulted in an effective tax rate of 38% for the twelve months ended December 31, 2004.
The remaining federal net operating loss carryforwards of $11.0 million expire in various amounts from 2007 to 2021.

NOTE L — SHAREHOLDERS’ EQUITY
Dividends
The Company’s Board of Directors declared quarterly cash dividends as follows.
(In millions, except per share data)

	Amount
	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
2006:
February 14, 2006	0.1875	March 31, 2006	April 15, 2006	$95.5
April 26, 2006	0.1875	June 30, 2006	July 15, 2006	94.0
July 25, 2006	0.1875	September 30, 2006	October 15, 2006	92.4
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	92.6

2005:
February 16, 2005	0.125	March 31, 2005	April 15, 2005	$68.9
April 26, 2005	0.1875	June 30, 2005	July 15, 2005	101.7
July 27, 2005	0.1875	September 30, 2005	October 15, 2005	101.8
October 26, 2005	0.1875	December 31, 2005	January 15, 2006	100.9
Share-Based Payments
The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans typically at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options generally vest over five years. All option plans contain anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
The Company adopted the fair value recognition provisions of Statement 123(R) on January 1, 2006, using the modified-prospective-transition method. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over five years. Prior to January 1, 2006, the Company accounted for its share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Under that method, when options are granted with a strike price equal to or greater than the market price on the date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The amounts recorded as share-based payments prior to adopting Statement 123(R) primarily related to the expense associated with restricted stock awards. Under the modified-prospective-transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). As permitted under the modified-perspective-transition method, results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes, minority interest and discontinued operations for the year ended December 31, 2006 was $27.3 million lower and net income for the year ended December 31, 2006 was $17.5 million lower than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for the year ended December 31, 2006 were $.04 and $.03 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.
The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2005 and 2004, respectively, as if the Company had applied the fair value recognition provisions of Statement 123 to options granted under the Company’s stock option plans in all periods presented. For purposes of this pro forma disclosure, the value of the options, excluding restricted stock awards, is estimated using a Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods.

(In thousands, except per share data)	2005	2004
Income before discontinued operations and cumulative effect of a change in accounting principle:
Reported	$581,528	$730,189

Add: Share-based payments included in reported net income, net of related tax effects	6,081	3,596
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	(30,426)	(65,430)

Pro Forma	$557,183	$668,355

Income (loss) from discontinued operations, net of tax Reported	$354,134	$115,610

Add: Share-based payments included in reported net income, net of related tax effects	1,313	1,024
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	4,067	(15,776)

Pro Forma	$359,514	$100,858

Income before discontinued operations and cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$1.06	$1.23

Pro Forma	$1.02	$1.12

Diluted:
Reported	$1.06	$1.22

Pro Forma	$1.02	$1.12

Discontinued operations, net per common share:
Basic:
Reported	$.65	$.19

Pro Forma	$.66	$.17

Diluted:
Reported	$.65	$.19

Pro Forma	$.66	$.17

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant during the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Expected volatility	25%	25%	42% – 50%
Expected life in years	5 – 7.5	5 – 7.5	3 – 7.5
Risk-free interest rate	4.61% – 5.10%	3.76% – 4.44%	2.21% – 4.51%
Dividend yield	2.32% – 2.65%	1.46% – 2.36%	.90% – 1.65%
The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2006 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Outstanding, January 1, 2006	42,696	$41.34
Granted	16	28.74
Exercised (a)	(2,442)	21.84
Forfeited	(1,314)	35.35
Expired	(2,781)	50.94

Outstanding, December 31, 2006	36,175	42.18	3.20 years	$67,761

Exercisable, December 31, 2006	28,386		2.41 years	$42,161

(a)	Cash received from option exercises for the years ended December 31, 2006, 2005 and 2004 was $53.3 million, $24.6 million and $23.1 million, respectively. The Company received an income tax benefit of $2.8 million, $0.6 million and $2.9 million relating to the options exercised during the years ended December 31, 2006, 2005 and 2004, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $22.2 million, $10.8 million and $33.1 million, respectively.
The weighted average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $7.21, $8.01 and $15.09, respectively.
A summary of the Company’s nonvested options at December 31, 2005, and changes during the year ended December 31, 2006, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Nonvested, January 1, 2006	13,086	$15.03
Granted	16	7.21
Vested	(3,999)	23.82
Forfeited	(1,314)	13.29

Nonvested, December 31, 2006	7,789	10.77

There were 37.0 million shares available for future grants under the various option plans at December 31, 2006.

Vesting dates range from February 1997 to October 2011, and expiration dates range from January 2007 to October 2016 at exercise prices and average contractual lives as follows:

				Weighted
				Average	Weighted		Weighted
			Outstanding	Remaining	Average	Exercisable	Average
(In thousands of shares)			as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices			12/31/06	Life	Price	12/31/06	Price
$0.00	—	$10.00	541	2.8	$5.90	541	$5.90
10.01	—	20.00	151	0.2	18.96	151	18.96
20.01	—	30.00	1,855	2.0	25.51	1,727	25.40
30.01	—	40.00	9,940	5.5	32.60	2,328	33.41
40.01	—	50.00	18,121	2.3	44.98	18,072	44.99
50.01	—	60.00	3,543	2.9	55.34	3,543	55.34
60.01	—	70.00	1,456	1.8	64.10	1,456	64.10
70.01	—	80.00	524	3.3	76.59	524	76.59
80.01	—	91.36	44	0.2	86.64	44	86.64

			36,175	3.2	42.18	28,386	44.88

Restricted Stock Awards
The Company began granting restricted stock awards to employees and directors of the Company and its affiliates in 2003. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. Recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.
The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2006 (“Price” reflects the weighted average share price at the date of grant):

	2006
(In thousands, except per share data)	Awards	Price
Outstanding, beginning of year	2,452	$32.62
Granted	8	28.83
Vested (restriction lapsed)	(9)	32.27
Forfeited	(169)	32.23

Outstanding, December 31	2,282	32.64

Subsidiary Share-Based Awards
CCO grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its incentive stock plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options generally vest over five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.
Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, the Company had granted certain of CCO’s officers and other key employees stock options to purchase shares of the Company’s common stock. All outstanding options to purchase shares of the Company’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common shares concurrent with the closing of CCO’s IPO.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life is based on historical data of options granted and represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant during the years ended December 31, 2006 and 2005:

	2006	2005
Expected volatility	27%	25% - 27%
Expected life in years	5.0 – 7.5	1.3 - 7.5
Risk-free interest rate	4.58% - 5.08%	4.42% - 4.58%
Dividend yield	0%	0%
The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2006 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Outstanding, January 1, 2006	8,509	$24.05
Granted	221	19.10
Exercised (a)	(93)	26.56
Forfeited	(387)	21.78
Expired	(543)	30.96

Outstanding, December 31, 2006	7,707	23.41	4.2 years	$44,463

Exercisable, December 31, 2006	3,556		2.2 years	$5,913

(a)	Cash received from option exercises was $2.2 million for the year ended December 31, 2006. The total intrinsic value of options exercised during the years ended December 31, 2006 was $0.3 million.
The weighted average grant date fair value of options granted during the years ended December 31, 2006 and 2005 was $6.76 and $6.51, respectively.
A summary of CCO’s nonvested options at December 31, 2005, and changes during the year ended December 31, 2006, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Nonvested, January 1, 2006	5,634	$4.56
Granted	221	6.76
Vested	(1,317)	1.18
Forfeited	(387)	4.17

Nonvested, December 31, 2006	4,151	5.78

There were 34.0 million shares available for future grants under CCO’s option plan at December 31, 2006. Vesting dates range from April 2004 to October 2011, and expiration dates range from January 2007 to October 2016 at exercise prices and average contractual lives as follows:

				Weighted
				Average	Weighted		Weighted
			Outstanding	Remaining	Average	Exercisable	Average
(In thousands of shares)			as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices			12/31/06	Life	Price	12/31/06	Price
$15.01	—	$20.00	3,338	6.2	$17.98	62	$17.44
20.01	—	25.00	1,078	4.1	21.10	211	21.71
25.01	—	30.00	2,068	2.6	26.13	2,060	26.13
30.01	—	35.00	687	2.1	32.78	687	32.78
35.01	—	40.00	412	0.3	37.86	412	37.86
40.01	—	45.00	98	2.0	42.80	98	42.80
45.01	—	49.96	26	0.0	49.95	26	49.95

			7,707	4.2	23.41	3,556	29.00

CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. The restricted stock awards were granted out of the CCO’s stock option plan.
The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2006 (“Price” reflects the weighted average share price at the date of grant):

	2006
(In thousands, except per share data)	Awards	Price
Outstanding, beginning of year	236	$18.00
Granted	8	20.39
Vested (restriction lapsed)	(4)	18.00
Forfeited	(23)	14.16

Outstanding, December 31	217	18.84

Unrecognized share-based compensation cost
As of December 31, 2006, there was $78.4 million of unrecognized compensation cost related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately 3.0 years.
Share Repurchase Programs
The Company’s Board of Directors approved two separate share repurchase programs during 2004, each for $1.0 billion. On February 1, 2005, the Board of Directors approved a third $1.0 billion share repurchase program (“February 2005 program”). On August 9, 2005, the Board of Directors authorized an increase in and extension of the February 2005 program, which had $307.4 million remaining, by $692.6 million, for a total of $1.0 billion. On March 9, 2006, the Company’s Board of Directors authorized a share repurchase program, permitting it to repurchase $600.0 million of its common stock. On September 6, 2006, the Board of Directors authorized an additional share repurchase program, permitting the Company to repurchase an additional $1.0 billion of its common stock. This increase expires on September 6, 2007, although the program may be discontinued or suspended at anytime prior to its expiration. The Company had repurchased an aggregate 130.9 million shares for $4.3 billion, including commission and fees, under all previously announced share repurchase programs as of December 31, 2006, with $1.0 billion remaining available. The Company has suspended its share repurchase program, but it may be recommenced at any time without notice subject to the terms of the Merger Agreement.

Shares Held in Treasury
Included in the 114,449 and 113,890 shares held in treasury are 14,449 and 13,890 shares that the Company holds in Rabbi Trusts at December 31, 2006 and 2005, respectively, relating to the Company’s non-qualified deferred compensation plan. During the year ended December 31, 2006, 46.7 million shares were retired from the Company’s shares held in treasury account.
Reconciliation of Earnings per Share

(In thousands, except per share data)	2006	2005	2004
NUMERATOR:
Income before discontinued operations and cumulative effect of a change in accounting principle	$620,806	$581,528	$730,189
Income from discontinued operations, net	70,711	354,134	115,610
Cumulative effect of a change in accounting principle	—	—	(4,883,968)

Net income (loss)	691,517	935,662	(4,038,169)
Effect of dilutive securities:
None	—	—	—

Numerator for net income before cumulative effect of a change in accounting principle per common share — diluted	691,517	935,662	845,799
Numerator for cumulative effect of a change in accounting principle per common share - diluted	—	—	(4,883,968)

Numerator for net income (loss) per common share — diluted	$691,517	$935,662	$(4,038,169)

DENOMINATOR:
Weighted average common shares	500,786	545,848	596,126

Effect of dilutive securities:
Stock options and common stock warrants	853	1,303	2,149

Denominator for net income (loss) per common share — diluted	501,639	547,151	598,275

Net income (loss) per common share:
Income before discontinued operations and cumulative effect of a change in accounting principle — Basic	$1.24	$1.06	$1.23
Discontinued operations — Basic	.14	.65	.19
Cumulative effect of a change in accounting principle — Basic	—	—	(8.19)

Net income (loss) — Basic	$1.38	$1.71	$(6.77)

Income before cumulative effect of a change in accounting principle - Diluted	$1.24	$1.06	$1.22
Discontinued operations — Diluted	.14	.65	.19
Cumulative effect of a change in accounting principle — Diluted	—	—	(8.16)

Net income (loss) — Diluted	$1.38	$1.71	$(6.75)

NOTE M — EMPLOYEE STOCK AND SAVINGS PLANS
The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions from continuing operations to these plans of $36.2 million,

$35.3 million and $32.0 million were charged to expense for 2006, 2005 and 2004, respectively.
The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 95% of the market value on the day of purchase. The Company changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2006, 2005 and 2004, employees purchased 144,444, 222,789 and 262,163 shares at weighted average share prices of $28.56, $28.79 and $32.05, respectively. Effective January 1, 2007 the Company no longer accepts contributions to this plan as a condition of its Merger Agreement.
The Company offers a non-qualified deferred compensation plan for highly compensated executives allowing deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. The liability under this deferred compensation plan at December 31, 2006, 2005 and 2004 was approximately $32.5 million, $21.1 million and $14.0 million, respectively, recorded in “Other long-term liabilities”.
NOTE N – OTHER INFORMATION

	For the year ended December 31,
(In thousands)	2006	2005	2004
The following details the components of “Other income (expense) – net”:
Gain (loss) on extinguishment of debt	$—	$—	$(31,600)
Foreign exchange gain (loss)	(8,130)	7,550	(756)
Other	(463)	3,466	2,827

Total other income (expense) – net	$(8,593)	$11,016	$(29,529)

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$(22,012)	$187,216	$32,586
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$(37,091)	$(29,721)	$29,298
Unrealized gain (loss) on cash flow derivatives	$46,662	$34,711	$(40,346)
Reclassification adjustments for (gain) loss included in net income (loss)	$—	$—	$(19,927)

	As of December 31,
(In thousands)	2006	2005
The following details the components of “Other current assets”:
Inventory	23,062	18,934
Deferred tax asset	19,246	31,148
Deposits	22,190	27,054
Other prepayments	55,795	47,366
Other	123,810	127,768

Total other current assets	$244,103	$252,270

	As of December 31,
(In thousands)	2006	2005
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$225,459	$138,028
Cumulative unrealized gain on investments	76,105	136,621
Cumulative unrealized gain (loss) on cash flow derivatives	3,411	(72,721)

Total accumulated other comprehensive income (loss)	$304,975	$201,928

NOTE O — SEGMENT DATA
The Company’s reportable operating segments are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 94% of its 2006 revenues in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia, Africa and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes our media representation firm, as well as other general support services and initiatives which are ancillary to our other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

					Corporate, merger
		Americas	International		and gain on
	Radio	Outdoor	Outdoor		disposition of
(In thousands)	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2006
Revenue	$3,453,287	$1,341,356	$1,556,365	$242,846	$—	$(121,273)	$6,472,581
Direct operating expenses	965,928	534,365	918,735	87,944	—	(59,456)	2,447,516
Selling, general and administrative expenses	1,140,437	207,326	341,410	103,867	—	(61,817)	1,731,223
Depreciation and amortization	120,131	178,970	228,760	47,497	19,587	—	594,945
Corporate expenses	—	—	—	—	198,322	—	198,322
Merger expenses	—	—	—	—	7,633	—	7,633
Gain on disposition of assets — net	—	—	—	—	71,689	—	71,689

Operating income (loss)	$1,226,791	$420,695	$67,460	$3,538	$(153,853)	$—	$1,564,631

Intersegment revenues	$40,119	$10,536	$—	$70,618	$—	$—	$121,273
Identifiable assets	$11,728,673	$2,820,737	$2,401,924	$678,056	$324,137	$—	$17,953,527
Capital expenditures	$91,874	$90,495	$143,387	$—	$7,512	$—	$333,268
Share-based payments	$25,237	$4,699	$1,312	$1,656	$9,126	$—	$42,030

					Corporate and
		Americas	International		gain on
	Radio	Outdoor	Outdoor		disposition of
(In thousands)	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2005
Revenue	$3,268,989	$1,216,382	$1,449,696	$212,551	$—	$(113,765)	$6,033,853
Direct operating expenses	896,087	489,826	851,635	87,168	—	(59,246)	2,265,470
Selling, general and administrative expenses	1,096,374	186,749	355,045	92,114	—	(54,519)	1,675,763
Depreciation and amortization	121,007	180,559	220,080	45,515	19,325	—	586,486
Corporate expenses	—	—	—	—	168,475	—	168,475
Gain on disposition of assets — net	—	—	—	—	49,978	—	49,978

Operating income (loss)	$1,155,521	$359,248	$22,936	$(12,246)	$(137,822)	$—	$1,387,637

Intersegment revenues	$36,656	$8,181	$—	$68,928	$—	$—	$113,765
Identifiable assets	$11,586,775	$2,531,426	$2,125,470	$762,023	$773,968	$—	$17,779,662
Capital expenditures	$82,138	$73,084	$135,072	$—	$5,043	$—	$295,337
Share-based payments	$212	$—	$—	$—	$5,869	$—	$6,081

2004
Revenue	$3,477,116	$1,092,089	$1,354,951	$214,120	$—	$(105,398)	$6,032,878
Direct operating expenses	832,455	468,571	793,630	93,550	—	(45,926)	2,142,280
Selling, general and administrative expenses	1,131,205	173,010	326,447	85,509	—	(59,472)	1,656,699
Depreciation and amortization	139,059	186,620	201,597	37,710	20,708	—	585,694
Corporate expenses	—	—	—	—	165,248	—	165,248
Gain on disposition of assets — net	—	—	—	—	41,862	—	41,862

Operating income (loss)	$1,374,397	$263,888	$33,277	$(2,649)	$(144,094)	$—	$1,524,819

Intersegment revenues	$38,209	$10,358	$—	$56,831	$—	$—	$105,398
Identifiable assets	$11,750,537	$2,475,299	$2,223,917	$860,800	$312,349	$—	$17,622,902
Capital expenditures	$71,982	$60,506	$112,791	$—	$13,745	$—	$259,024
Share-based payments	$930	$—	$—	$—	$2,666	$—	$3,596
Revenue of $1.7 billion, $1.5 billion and $1.4 billion and identifiable assets of $2.7 billion, $2.2 billion and $2.3 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE P — QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2006	2005	2006	2005	2006	2005	2006	2005
Revenue	$1,368,012	$1,314,946	$1,688,844	$1,567,288	$1,641,055	$1,544,510	$1,774,670	$1,607,109
Operating expenses:
Direct operating expenses	561,361	538,302	600,761	561,752	620,088	562,917	665,306	602,499
Selling, general and administrative expenses	410,749	396,393	449,021	418,989	423,153	429,181	448,300	431,200
Depreciation and amortization	141,110	144,676	148,189	142,966	147,199	141,912	158,447	156,932
Corporate expenses	40,507	35,278	48,239	41,882	49,635	40,344	59,941	50,971
Merger expenses	—	—	—	—	—	—	7,633	—
Gain (loss) on disposition of assets — net	48,400	950	821	4,675	9,133	7,631	13,335	36,722

Operating income	262,685	201,247	443,455	406,374	410,113	377,787	448,378	402,229
Interest expense	114,376	106,649	123,298	105,058	128,276	113,284	118,113	118,451
Gain (loss) on marketable securities	(2,324)	(1,073)	(1,000)	1,610	5,396	(815)	234	(424)
Equity in earnings of nonconsolidated affiliates	6,909	5,633	9,715	11,962	8,681	10,565	12,540	10,178
Other income (expense) – net	(648)	1,386	(4,609)	7,640	(601)	(625)	(2,735)	2,615

Income before income taxes minority interest, discontinued operations and cumulative effect of a change in accounting principle	152,246	100,544	324,263	322,528	295,313	273,628	340,304	296,147
Income tax benefit (expense)	(62,736)	(39,885)	(137,959)	(127,903)	(117,858)	(108,328)	(140,840)	(117,356)
Minority interest income (expense) — net	779	(574)	(13,736)	(2,229)	(3,672)	(3,577)	(15,298)	(11,467)

Income before discontinued operations and cumulative effect of a change in accounting principle	90,289	60,085	172,568	192,396	173,783	161,723	184,166	167,324
Discontinued operations	6,525	(12,203)	24,920	28,336	12,088	43,752	27,178	294,249

Net income (loss)	$96,814	$47,882	$197,488	$220,732	$185,871	$205,475	$211,344	$461,573

Net income (loss) per common share:
Basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$.18	$.11	$.34	$.35	$.35	$.30	$.37	$.31
Discontinued operations	.01	(.02)	.05	.06	.03	.08	.06	.55

Net income (loss)	$.19	$.09	$.39	$.41	$.38	$.38	$.43	$.86

Diluted:
Income before discontinued operations and cumulative effect of a change in accounting principle	$.18	$.11	$.34	$.35	$.35	$.30	$.37	$.31
Discontinued operations	.01	(.02)	.05	.05	.03	.08	.06	.55

Net income (loss)	$.19	$.09	$.39	$.40	$.38	$.38	$.43	$.86

Dividends declared per share	$.1875	$.125	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875
Stock price:
High	$32.84	$35.07	$31.54	$34.81	$31.64	$34.26	$35.88	$33.44
Low	27.82	31.14	27.34	28.75	27.17	30.31	28.83	29.60
The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE Q – SUBSEQUENT EVENTS
The Company filed a Definitive Proxy Statement with the SEC on January 29, 2007 related to its proposed merger with a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The special meeting to vote on the merger will be March 21, 2007.
On February 1, 2007, the Company redeemed its 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from its bank credit facility.
Our Board of Directors declared a quarterly cash dividend of 18.75 cents per share on February 21, 2007.
NOTE R – OTHER EVENTS
The Company is revising its historical financial statements in connection with its application of Statement 144. The Company classified certain radio properties and its television business as held for sale, reported revenue and expenses from these businesses as income from discontinued operations and reported the cash flows from these businesses as cash flows from discontinued operations in its quarterly report filed for the quarter ended June 30, 2007 (including the comparable periods of the prior year). However, the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to the Company required that it reclassify the reported assets, liabilities, revenues, expenses and cash flows from these properties as assets and liabilities from discontinued operations, income from discontinued operations and cash flows from discontinued operations for each of the three years presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, if those financial statements are incorporated by reference in a registration statement to be filed with the SEC under the Securities Act of 1933, as amended, even though those financial statements relate to a period prior to the transactions giving rise the reclassification.
The reclassification as discontinued operations had no effect on the Company’s reported net income available to common shareholders as reported in prior SEC filings. Instead, they presented the revenue and expenses relating to properties sold and held for sale as a single line item titled discontinued operations, rather than presenting the revenues and expenses along with the Company’s other results of operations. In addition to financial statements themselves, certain disclosures contained in Notes A, B, C, D, E, I, K, L, N, O and P relating to the revisions made in connection with application of Statement 144 have been modified to reflect the effects of these reclassifications.

ITEM 9A. Controls and Procedures
Report of Independent Registered Public Accounting Firm
THE BOARD OF DIRECTORS AND SHAREHOLDERS
CLEAR CHANNEL COMMUNICATIONS, INC.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Clear Channel Communications, Inc. (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Clear Channel Communications, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Clear Channel Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 of Clear Channel Communications, Inc. and subsidiaries and our report dated February 26, 2007, except for Note R, as to which the date is August 15, 2007 expressed an unqualified opinion thereon.
/s/ERNST & YOUNG LLP
San Antonio, Texas
February 26, 2007,
except for internal control over financial reporting related to Note R of the 2006 consolidated financial statements as to which the date is
August 15, 2007

ITEM 15. Exhibits and Financial Statement Schedules
(a)1. Financial Statements.
The following consolidated financial statements are included in Item 8.
Consolidated Balance Sheets as of December 31, 2006 and 2005
Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 and 2004.
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2006, 2005 and 2004.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004.
Notes to Consolidated Financial Statements
(a)2. Financial Statement Schedule.
The following financial statement schedule for the years ended December 31, 2006, 2005 and 2004 and related report of independent auditors is filed as part of this report and should be read in conjunction with the consolidated financial statements.
Schedule II Valuation and Qualifying Accounts
All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
Allowance for Doubtful Accounts

		Charges
	Balance at	to Costs,	Write-off			Balance
(In thousands)	Beginning	Expenses	of Accounts			at end of
Description	of period	and other	Receivable	Other		Period
Year ended December 31, 2004	$43,200	$36,451	$34,892	$1,150	(1)	$45,909

Year ended December 31, 2005	$45,909	$34,260	$32,719	$(1,869)	(1)	$45,581

Year ended December 31, 2006	$45,581	$34,627	$26,007	$1,867	(1)	$56,068

(1)	Primarily foreign currency adjustments.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
Deferred Tax Asset Valuation Allowance

		Charges
	Balance at	to Costs,			Balance
(In thousands)	Beginning	Expenses			at end of
Description	of period	and other	Deletions (2)	Other (1)	Period
Year ended December 31, 2004	$60,672	$—	$60,672	$—	$—

Year ended December 31, 2005	$—	$—	$—	$571,154	$571,154

Year ended December 31, 2006	$571,154	$—	$—	$(17,756)	$553,398

(1)	Related to a valuation allowance for the capital loss carryforward recognized during 2005 as a result of the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on our 2005 filed tax return.

(2)	In 2004, the Company utilized net operating loss carryforwards and certain deferred tax assets, which resulted in the reduction of the allowance for those net operating loss carryforwards and other assets.

EXHIBIT 11 – Computation of Per Share Earnings

(In thousands, except per share data)	2006	2005	2004
NUMERATOR:
Income before discontinued operations and cumulative effect of a change in accounting principle	$620,806	$581,528	$730,189
Income from discontinued operations, net	70,711	354,134	115,610
Cumulative effect of a change in accounting principle	—	—	(4,883,968)

Net income (loss)	691,517	935,662	(4,038,169)
Effect of dilutive securities:
None	—	—	—

Numerator for net income before cumulative effect of a change in accounting principle per common share — diluted	691,517	935,662	845,799
Numerator for cumulative effect of a change in accounting principle per common share - diluted	—	—	(4,883,968)

Numerator for net income (loss) per common share — diluted	$691,517	$935,662	$(4,038,169)

DENOMINATOR:
Weighted average common shares	500,786	545,848	596,126

Effect of dilutive securities:
Stock options and common stock warrants	853	1,303	2,149

Denominator for net income (loss) per common share — diluted	501,639	547,151	598,275

Net income (loss) per common share:
Income before discontinued operations and cumulative effect of a change in accounting principle — Basic	$1.24	$1.06	$1.23
Discontinued operations — Basic	.14	.65	.19
Cumulative effect of a change in accounting principle — Basic	—	—	(8.19)

Net income (loss) — Basic	$1.38	$1.71	$(6.77)

Income before cumulative effect of a change in accounting principle - Diluted	$1.24	$1.06	$1.22
Discontinued operations — Diluted	.14	.65	.19
Cumulative effect of a change in accounting principle — Diluted	—	—	(8.16)

Net income (loss) — Diluted	$1.38	$1.71	$(6.75)

EXHIBIT 12 – COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended
(In thousands, except ratio)	2006	2005	2004	2003	2002
Income from continuing operations before income taxes, equity in earnings of non-consolidated affiliates, extraordinary item and cumulative effect of a change in accounting principle	$1,032,251	$928,705	$1,157,411	$1,685,821	$945,598
Dividends and other received from nonconsolidated affiliates	15,179	14,696	13,491	2,096	6,295

Total	1,047,430	943,401	1,170,902	1,687,917	951,893

Fixed Charges
Interest expense	483,974	443,245	367,503	392,215	430,890
Amortization of loan fees	*	*	*	*	12,077
Interest portion of rentals	377,767	345,288	323,957	285,143	246,514

Total fixed charges	861,741	788,533	691,460	677,358	689,481

Preferred stock dividends
Tax effect of preferred dividends	—	—	—	—	—
After tax preferred dividends	—	—	—	—	—

Total fixed charges and preferred dividends	861,741	788,533	691,460	677,358	689,481

Total earnings available for payment of fixed charges	$1,909,171	$1,731,934	$1,862,362	$2,365,275	$1,641,374

Ratio of earnings to fixed charges	2.22	2.20	2.69	3.49	2.38

Rental fees and charges	1,079,335	986,536	925,592	814,694	704,327
Interest portion	35%	35%	35%	35%	35%

*	Amortization of loan fees is included in Interest expense beginning January 1, 2003.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — ERNST & YOUNG LLP We consent to the incorporation by reference in the following Registration Statements:
1.	Shelf Registration Statement (Form S-3 No. 333-137009) of Clear Channel Communications, Inc. and related prospectus;

2.	Registration Statement (Form S-4 No. 333-57987) of Clear Channel Communications, Inc. and related prospectus;

3.	Registration Statement (Forms S-8) pertaining to the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan;

4.	Registration Statement (Forms S-8) pertaining to the Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan;

5.	Registration Statement (Forms S-8) pertaining to the Clear Channel Communications, Inc. 1998 Stock Incentive Plan (No. 333-61883);

6.	Registration Statement (Forms S-8) pertaining to the Clear Channel Communications, Inc. Employee Stock Purchase Plan (No. 333-30784);

7.	Registration Statement (Forms S-8) pertaining to the various other non-qualified stock option agreements and warrants assumed by Clear Channel Communications, Inc. in connection with the merger with AMFM Inc. (No. 333-45126);

8.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. 401(k) Savings Plan (No. 333-49698);

9.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. 2001 Stock Incentive Plan (No. 333-74330);

10.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan (No. 333-74332);

11.	Registration Statement (Form S-8) pertaining to the SFX Entertainment Profit Sharing and 401(k) Plan (No. 333-74430);

12.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. 2001 Stock Incentive Plan (No. 333-90656);

13.	The post-effective amendments to the Registration Statements (Forms S-4) on Form S-8 pertaining to various stock plans, stock option plans, and non-qualified stock option agreements assumed by Clear Channel Communications, Inc. in connection with the merger with Jacor Communications, Inc. (No. 333-72839);

14.	Registration Statement (Form S-8) pertaining to the non-qualified stock option agreements and stock option agreements pursuant to a stock award plan, a long-term incentive plan, and stock option plans assumed by Clear Channel Communications, Inc. in connection with the merger with AMFM Inc. (No. 333-32532);

15.	Registration Statement (Form S-8) pertaining to the various agreements, including option agreements, employment agreements and stock option agreements pursuant to stock option plans, stock option and restricted stock plans, and a deferred stock ownership plan assumed by Clear Channel Communications, Inc. in connection with the merger with SFX Entertainment, Inc. (No. 333-38582);

16.	Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated Employee Stock Option Plan assumed by Clear Channel Communications, Inc. in connection with the merger with the Ackerley Group, Inc. (No. 333-74196)
of our report dated February 26, 2007, except for Note R, as to which the date is August 15, 2007, with respect to the consolidated financial statements and schedule of Clear Channel Communications, Inc. and subsidiaries, and of our report dated February 26, 2007, except for internal control over financial reporting related to Note R of the 2006 consolidated financial statements as to which the date is August 15, 2007, with respect to Clear Channel Communications, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Clear Channel Communications, Inc. included in its Current Report on Form 8-K dated August 15, 2007, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
August 15, 2007